Exhibit 99.1

SELECTED FINANCIAL DATA

The selected consolidated financial data that appears below and on the following page has been derived from our audited consolidated financial statements. This historical data should be read in conjunction with our Consolidated Financial Statements and the related Notes to Consolidated Financial Statements contained in this Report, and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Report. The selected consolidated statement of operations data for each of the three years ended December 31, 2008, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from the audited consolidated financial statements included elsewhere in this Report. The selected consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the selected consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from audited financial statements not included in this Report.

In December 2005, we sold our Infergen product, including related intellectual property rights and inventory, to Valeant. The operating results of our Infergen activities, which include allocations of research and development and selling, general and administrative expenses, have been reclassified as discontinued operations for all periods presented.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Statement of Operations Data:
Revenue, net:
Actimmune	$29,880	$53,420	$90,317	$107,633	$124,980
Other products	—	—	—	2,863	3,700
Collaboration revenue	18,272	13,272	467	—	—

Total revenue, net	48,152	66,692	90,784	110,496	128,680
Costs and expenses:
Cost of goods sold	8,989	14,109	24,608	35,022	33,882
Research and development	104,581	105,939	103,849	82,736	75,683
Acquired research and development and milestone (credits) payments (1)	—	13,725	—	(10,000)	—
General and administrative	30,260	29,577	40,372	58,854	55,132
Provision for government settlement	—	—	36,944	—	—
Restructuring charges	—	10,246	—	5,549	—

Total costs and expenses	143,830	173,596	205,773	172,161	164,697

Loss from operations	(95,678)	(106,904)	(114,989)	(61,665)	(36,017)
Loss on extinguishment of debt	(1,294)	—	—	—	—
Interest income	5,616	10,699	9,512	3,965	3,490
Interest and other income (expense)	(15,243)	(11,143)	(10,009)	(8,603)	(19,124)

Loss from continuing operations before income taxes	(106,599)	(107,348)	(115,486)	(66,303)	(51,651)
Income tax benefit	—	(2,275)	—	—	—

Loss from continuing operations	(106,599)	(105,073)	(115,486)	(66,303)	(51,651)
Discontinued operations:
Income (loss) from discontinued operations	103	4,994	(1,244)	(32,925)	(14,435)
Gain on sale of discontinued operations (net of transaction costs)	—	—	—	85,338	—

Income (loss) from discontinued operations	103	4,994	(1,244)	52,413	(14,435)

Net loss	$(106,496)	$(100,079)	$(116,730)	$(13,890)	$(66,086)

Basic and diluted loss per share:
Continuing operations	$(2.73)	$(2.97)	$(3.47)	$(2.06)	$(1.63)
Discontinued operations	$—	$0.15	$(0.04)	$1.63	$(0.45)

Net loss per share	$(2.73)	$(2.82)	$(3.51)	$(0.43)	$(2.08)

Shares used in computing basic and diluted net loss per share	38,982	35,493	33,277	32,220	31,760

	As of December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Balance sheet data:
Cash, cash equivalents and available-for-sale securities (2)	$154,713	$235,292	$214,549	$215,525	$183,025
Working capital	96,680	214,463	201,924	185,295	185,133
Total assets	171,810	261,233	255,988	264,264	266,434
Long-term obligations	155,085	128,263	117,402	107,495	98,458
Accumulated deficit	(799,449)	(692,953)	(592,873)	(476,143)	(462,254)
Total stockholders’ equity (deficit)	(110,371)	9,637	11,205	92,293	101,972

(1)	These charges represent acquired research and development and milestone payments for projects that were in development, had not reached technical feasibility and had no foreseeable alternative future uses at the time of acquisition or when the milestone became payable. The 2005 balance reflects the reversal of the milestone liability in connection with the divestiture of oritavancin. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations”.
(2)	Includes $17,494 of non-current available-for-sale securities as of December 31, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a biotech company focused on developing and commercializing innovative therapies in pulmonology and hepatology. Pulmonology is the field of medicine concerned with the diagnosis and treatment of lung conditions. Hepatology is the field of medicine concerned with the diagnosis and treatment of disorders of the liver. We were incorporated in California in 1998 and reincorporated in Delaware in 2000 upon becoming a public company. During the past several years, we have reorganized our business by curtailing new investment in non-core areas and focusing our development and commercial efforts in pulmonology and hepatology. During 2005, we divested the Amphotec ® (amphotericin B cholesteryl sulfate complex for injection) product as well as the oritavancin compound. Until December 2005, our revenue base was provided primarily from the sales of two products, Actimmune ® (interferon gamma-1b) and Infergen ® (consensus interferon alfacon-1). As part of our efforts to refocus our corporate strategy, we completed the sale of the Infergen product, including related intellectual property rights and inventory, to a wholly-owned subsidiary of Valeant Pharmaceuticals International (“Valeant”) in December 2005. Concurrent with the above transaction, we made the decision to significantly reduce our investment in field-based idiopathic pulmonary fibrosis (“IPF”) disease awareness activities, which, when combined with the sale of our Infergen assets, led to a significant headcount reduction of approximately 160 full time equivalent employees. In October 2006, we entered into an Exclusive License and Collaboration Agreement (the “Collaboration Agreement”) with Hoffmann-LaRoche Inc. and F. Hoffmann-LaRoche Ltd. (collectively, “Roche”) to develop and commercialize products from our chronic hepatitis C virus (“HCV”) protease inhibitor program, including our lead candidate compound ITMN-191. In October 2006, we also reached a comprehensive settlement with the government concerning promotional activities for Actimmune by former employees during a period that ended in June 2003. The settlement resolved all outstanding government investigations of InterMune without criminal sanctions. As part of the settlement, we also entered into corporate integrity and deferred prosecution agreements with the government. Effective March 2007, as a result of disappointing clinical trial results and based upon the recommendation of the study’s independent data monitoring committee (“DMC”), we discontinued further development of Actimmune for IPF. Subsequent to the discontinuation of Actimmune for IPF, we now have the following key development programs in place: pirfenidone for IPF and the HCV protease inhibitor program. We have sustained losses in every year since inception and, as of December 31, 2008, we had an accumulated deficit of $799.4 million.

Our total revenue, loss from continuing operations and net loss for each of the years ended, and our total assets as of December 31, 2008, 2007 and 2006 are summarized in the following table:

	2008	2007	2006
	(In thousands)
Total revenue	$48,152	$66,692	$90,784
Loss from continuing operations	(106,599)	(105,073)	(115,486)
Net loss	(106,496)	(100,079)	(116,730)
Total assets	171,810	261,233	255,988

Significant License/Acquisition Agreements

We are highly dependent on technology we license or acquire from third parties. Actimmune, which is currently our sole marketed product, is subject to a license agreement with Genentech, Inc. The majority of our clinical development pipeline is also based on technology that we have licensed from third parties. Details of these agreements can be found elsewhere in this Report under Notes 6 and 7 of the Notes to Consolidated Financial Statements, and under the heading “Results of Operations” below.

We will be required to make contingent milestone payments in accordance with all of our license and acquisition agreements in the aggregate amount of $70.9 million if all of the milestones defined in each of the agreements are achieved. These milestones include development, regulatory approval, commercialization and sales milestones. Of the $70.9 million in aggregate milestone payments, $53.5 million in contingent payments would be made by us only if positive Phase III data and registration in the United States and European Union are achieved for pirfenidone, of which $13.5 million has been paid in March 2009.

Our Need for Additional Capital

        We commenced operations in 1998 and have incurred significant losses to date. Our revenue has been limited primarily to sales of Actimmune, which has been declining in recent years, derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of IPF. We expect to continue to incur net losses over the next several years as we continue the development of our advanced-stage pulmonology pipeline and our research-stage hepatology pipeline, apply for regulatory approvals for pirfenidone and grow our operations. Although we believe that our existing cash, cash equivalents and available-for-sale securities, together with anticipated cash flows from sales of Actimmune and the proceeds from our February 2009 public offering, described below, will be sufficient to fund our operating expenses, settlement with the government, debt obligations and capital requirements under our current business plan through at least the end of 2009, we believe that we will continue to require substantial additional funding to complete the research and development activities currently contemplated and to commercialize pirfenidone. As a result, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. If additional capital is not available, we may be forced to curtail our development activities or cease operations.

Discontinuation of Actimmune Trial for IPF

Effective March 5, 2007, we made the decision to discontinue the Phase III INSPIRE clinical trial evaluating Actimmune in patients with IPF based upon the recommendation of the study’s independent DMC. As a result of the disappointing INSPIRE trial results, we revised our estimates of inventory requirements as of December 31, 2006. Accordingly, we recorded a charge of $4.5 million in 2006 related to the prepayment of inventory that we had expected to receive in 2007 and 2008. While we believe other Actimmune related assets are recoverable for at least their $1.4 million net carrying value, if sales decline below our revised estimates, we may incur additional asset impairment charges, including inventory writedowns in excess of the $1.6 million and $0.7 million recorded in 2007 and 2008, respectively, and impairment of acquired product rights, as well as product returns.

The following table reflects the asset balances as of December 31, 2008 which may be impacted (in thousands):

Finished goods inventory	$1,249
Acquired product rights, net	167

Total	$1,416

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. We have discussed the development, selection and disclosure of these estimates with the Audit Committee of our board of directors. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially change the financial statements. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Convertible Debt

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) that significantly impacts the accounting for convertible debt. We adopted FSP APB 14-1 on January 1, 2009. The FSP requires the issuer of convertible debt that may be settled in shares or cash upon conversion at their option, such as our $85.0 million 0.25% convertible senior notes due March 2011 that are outstanding as of December 31, 2008, to account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. This required management to make estimates and assumptions regarding interest rates as of the date of original issuance, in addition to estimates and assumptions regarding interest rates as of our June 2008 debt extinguishment.

Stock-based Compensation

Beginning January 1, 2006, we account for stock-based compensation in accordance with Statement of Financial Accounting Standards, or SFAS No. 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. In order to estimate the value of share-based awards, we use the Black-Scholes model, which requires the use of certain subjective assumptions. The most significant assumptions are our estimates of the expected volatility and the expected term of the award. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from any of these estimates, stock-based compensation expense and our results of operations could be materially impacted.

If all of the remaining and outstanding restricted stock awards that were granted in 2006, 2007 and 2008 became vested, we would recognize approximately $3.9 million in compensation expense over a weighted average remaining period of 2.6 years. If all of the remaining nonvested and outstanding stock option awards that have been granted became vested, we would recognize approximately $12.8 million in compensation expense over a weighted average remaining period of 2.2 years. However, no compensation expense will be recognized for any stock awards that do not vest.

Revenue Recognition and Revenue Reserves

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed, and final delivery has occurred and there is a reasonable assurance of collectibility of the amounts receivable from the customer. Therefore, revenue is generally recognized upon delivery when title passes to a credit-worthy customer. Reserves are recorded at the time revenue is recognized for estimated returns, rebates, chargebacks and cash discounts, if applicable. We sell to a limited number of customers, mainly specialty pharmacies and distributors. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price. We are obligated to accept returns from customers if the pharmaceuticals they purchased have reached the expiration date. We have demonstrated the ability to make reasonable and reliable estimates of product returns based on historical experience. Due to the nature of our business model and based on historical experience, these estimates are not highly subjective. We review all sales transactions for potential rebates, chargebacks and discounts each month and monitor product ordering cycles and actual returns, product expiration dates and wholesale inventory levels to estimate potential product return rates. We believe that our reserves are adequate. For each of the periods presented below, we have not made any shipments as a result of incentives and/or in excess of our customers’ ordinary course of business inventory levels. Specialty wholesalers maintain low inventory levels and manage their inventory levels to optimize patient-based need (demand) and generally do not overstock Actimmune.

The tables below present the amounts reported as revenue reductions for the periods indicated (in thousands, except percentages):

	Year ended December 31,
Reductions to Revenue	2008	2007	2006
Cash discounts	$666	$1,116	$1,887
Product returns	—	—	—
Chargebacks	1,460	1,222	1,106
Medicaid rebates	1,279	1,160	2,032

Total	$3,405	$3,498	$5,025

	Year ended December 31,
	2008	2007	2006
Gross product revenue	$33,285	$56,918	$95,342
Revenue reductions as a % of gross product revenue
Cash discounts	2.0%	2.0%	2.0%
Product returns	—	—	—
Chargebacks	4.4%	2.1%	1.2%
Medicaid rebates	3.8%	2.0%	2.1%

Total	10.2%	6.1%	5.3%

In 2008, chargebacks were approximately 4.4% of gross revenue, but historically have fallen within a range of 1.0% to 4.0% in any given year depending on the customer base. The increase in the current year is attributed to the TRICARE Pharmacy Program (“TRICARE”) which became effective January 2008 and is administered by the Department of Defense. Excluding TRICARE, chargebacks would have been approximately 3.7%, which would have increased reported revenue by approximately $0.2 million. In 2008, Medicaid rebates were approximately 3.8% of gross revenue, but could reasonably fall within a range of 2.0% to 4.0% in any given year. If Medicaid rebates had decreased to 3.0% during 2008, this would have increased our reported revenue by approximately $0.3 million. The ranges selected above are based on a review of historical trends and we believe they are reasonably likely to continue to be relevant in future periods. Chargebacks as a percentage of gross revenue increased in 2008 compared with 2007 and 2006 due to disappointing clinical trial results and our subsequent decision to discontinue further development of Actimmune in addition to the new TRICARE program. The increase in Medicaid rebate revenue reserves from 2.1% in 2006 and 2.0% in 2007 to 3.8% in 2008 is due to the price increase for Actimmune implemented midway through 2008 and the lack of a corresponding increase in the Medicaid reimbursement rate.

The source of information that we monitor in assisting us with computing chargebacks is from the Federal Supply Schedule, Veterans Administration and Public Health System pricing documents. These documents establish the maximum price allowable for the sale of our product to a government customer. The chargeback amount per unit is computed as the difference between our sales price to the wholesaler and the selling price from the wholesaler to a government customer. Chargebacks are processed directly by the wholesalers and are deducted from payments to us.

The source of information that we monitor in assisting us with computing Medicaid rebates is from each of the 50 states. Medicaid rebates are billed directly to us from each state. Billings from each of the states, which are based on end user reports submitted by pharmacies to the state agencies, are typically received within 45 days after the end of each calendar quarter. We use historical billing and payment trends made to the states to assist us in determining an estimated Medicaid rebate amount each period.

Clinical Trial Accruals

We accrue costs for clinical trial activities performed by contract research organizations based upon the estimated amount of work completed on each study. These estimates may or may not match the actual services performed by the organizations as determined by patient enrollment levels and related activities. We monitor patient enrollment levels and related activities to the extent possible through internal reviews, correspondence with contract research organizations and review of contractual terms. However, if we have incomplete or inaccurate information, we may overestimate or underestimate activity levels associated with various studies at a given point in time. In the event we underestimate, we could be required to record significant additional research and development expenses in future periods when the actual activity level becomes known. All such costs are charged to research and development expenses as incurred. To date, we have not experienced changes in estimates that have led to material research and development expense adjustments being recorded in future periods.

Inventory Reserves

Our inventories are stated at the lower of cost or market and our inventory costs are determined by the first-in first-out method. We enter into purchase obligations to purchase our inventory based upon sales forecasts to enable us to mitigate some of the risk associated with the long lead times required to manufacture our products.

We write off the cost of inventory and reserve for future minimum purchase commitments, if any, that we consider to be in excess of forecasted future demand. We define excess inventory as inventory that will expire before it can be sold, based on future sales forecasts. In making these assessments, we are required to make judgments as to the future demand for current or committed inventory purchase levels. We are also required to monitor the expiration dates of our products, since our products can no longer be used after their respective expiration dates. In 2004, in an effort to best manage the procurement and distribution of levels of Actimmune, we successfully completed the necessary testing to extend the expiration period of Actimmune from 30 months to a total of 36 months. As part of our excess inventory assessment for Actimmune, we also estimate the expiration date of any Actimmune to be manufactured in the future.

Projected revenue trends resulted in us recording charges during 2008 of $0.7 million to cost of goods sold for excess inventories. If Actimmune revenue levels experienced in future periods are substantially below our current expectations, we could be required to record additional charges for excess inventories. Please refer to the statements under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to gain a better understanding of the possible reasons why actual results could differ from our estimates.

Results of Operations

Comparison of years ended December 31, 2008 and 2007

Revenue

For the year ended December 31, 2008, we recorded total net revenue of $48.2 million, compared to $66.7 million for the same period in 2007, a decrease of 28%. This decrease was attributable to a decrease in sales of Actimmune of approximately $23.3 million, or 44%, partially offset by an increase in collaboration revenue of $5.0 million resulting from the agreement with Roche. In early March 2007, we announced that our Phase III INSPIRE program for Actimmune in IPF had been discontinued and that future Actimmune revenue was expected to decline. The $18.3 million and $13.3 million of collaboration revenue for 2008 and 2007, respectively, includes $15.0 million and $10.0 million milestones received in September 2008 and June 2007, respectively, each of which had been assessed as substantially at-risk at the initiation of the agreement and were therefore recognized as revenue when the milestones were achieved, as defined in the Collaboration Agreement. For each of the years ended December 31, 2008 and 2007, Actimmune accounted for all of our product revenue. A substantial majority of these sales were derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of IPF. Collaboration revenue in 2008 and 2007 also includes approximately $3.2 million of amortization of the $70.0 million upfront payments received from Roche in 2006 and January 2007.

        There are a number of variables that impact Actimmune revenue including, but not limited to, the discontinuation of the Phase III INSPIRE clinical trial in March 2007, the level of enrollment in IPF clinical trials of other companies, new patients started on therapy, average duration of therapy, new data on Actimmune or other products presented at medical conferences and publications in medical journals, reimbursement and patient referrals from physicians. In light of the failure of the INSPIRE clinical trial, we expect that net sales of Actimmune for the year ended December 31, 2009 will continue to decline.

Cost of Goods Sold

Cost of goods sold included product manufacturing costs, royalties and distribution costs associated with our product revenue and inventory writedowns. Cost of goods sold for the year ended December 31, 2008 was $9.0 million, or approximately 30% of total product revenue, compared to $14.1 million, or approximately 26% of total product revenue, in the corresponding period of 2007. The decrease in cost of goods sold primarily reflects the decline in Actimmune revenue. Included in 2008 cost of goods sold is a charge of $0.7 million recorded for excess inventory. Included in 2007 cost of goods sold is a charge of approximately $1.6 million for excess inventories, recorded in connection with the impact of the Phase III INSPIRE trial results announced in March 2007. Excluding the $0.7 million and $1.6 million charges for excess inventory and purchase commitments in 2008 and 2007, respectively, cost of goods sold was approximately 28% and 23% of product revenue for each of the years ended December 31, 2008 and 2007, respectively. This increase can be attributed to a higher average cost per vial, reflecting a full year impact of the new supply agreement with BI entered into in June 2007 which stipulated a higher cost per vial charged to us.

Exchange rate fluctuations on inventory purchases may affect cost of goods sold on Actimmune inventory purchased from BI. In the past, we have utilized forward exchange contracts to partially offset the effect of exchange rate fluctuations, but we did not enter into any new contracts in 2007 or 2008.

Research and Development Expenses

Research and development (“R&D”) expenses were $104.6 million and $105.9 million for the years ended December 31, 2008 and 2007, respectively, representing a decrease of 1%. The decrease was primarily due to the discontinuation of the INSPIRE program, offset by the full enrollment in 2007 and completion of our two Phase III CAPACITY studies for pirfenidone late in 2008 and the conduct of the Phase 1a and 1b studies of ITMN-191.

The following table lists our current product development programs and the research and development expenses recognized in connection with each program during the indicated periods. The category titled “Programs—Non-specific” is comprised of facilities and personnel costs that are not allocated to a specific development program or discontinued programs and $2.6 million and $6.0 million of stock-based compensation in 2008 and 2007, respectively. Our management reviews each of these program categories in evaluating our business. For a discussion of the risks and uncertainties associated with developing our products, as well as the risks and uncertainties associated with potential commercialization of our product candidates, see the specific sections under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

	Year ended December 31,
Development Program	2008	2007	2006
	(In thousands)
Pulmonology	$60,641	$56,169	$50,065
Hepatology	30,699	21,965	30,035
Oncology	—	—	1,561
Programs—Non-specific	13,241	27,805	22,188

Total	$104,581	$105,939	$103,849

The largest component of our total operating expenses is our ongoing investments in research and development and, in particular, the clinical development of our product pipeline. The process of conducting the clinical research necessary to obtain FDA approval is costly and time consuming. Current FDA requirements for a new human drug to be marketed in the United States include:

•	the successful conclusion of preclinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety;

•	the submission of an IND with the FDA to conduct human clinical trials for drugs;

•	the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and

•	the submission by a company and acceptance and approval by the FDA of an NDA or BLA for a drug product to allow commercial distribution of the drug.

In light of the factors mentioned above, we consider the active management and development of our clinical pipeline to be crucial to our long-term success. The actual probability of success for each candidate and clinical program may be impacted by a variety of factors, including, among others, the quality of the candidate, the validity of the target and disease indication, early clinical data, investment in the program, competition, manufacturing capability and commercial viability. Due to these factors, it is difficult to give accurate guidance on the anticipated proportion of our research and development investments or the future cash inflows from these programs.

Acquired Research and Development and Milestone Expense/(Credits)

In 2002, we licensed from Marnac and its co-licensor, KDL, their worldwide rights, excluding Japan, Korea and Taiwan, to develop and commercialize pirfenidone for all fibrotic diseases, including renal, liver and pulmonary fibrosis. Effective November 21, 2007, we entered into asset purchase agreements with Marnac and KDL whereby we effectively terminated the prior license agreement by purchasing, among other things, the pirfenidone-related assets covered by such prior license agreement. Under the terms of the asset purchase agreements, we made acquisition payments of approximately $13.7 million in 2007. Contingent acquisition payments of up to an additional $53.5 million would be made by us only if positive Phase III data and registration in the United States and European Union are achieved. There were no charges for acquired research and development and milestone payments in the year ended December 31, 2008 under this, or any other, agreement.

General and Administrative Expenses

General and administrative (“G&A”) expenses were $30.3 million and $29.6 million for the years ended December 31, 2008 and 2007, respectively, an increase of 2%. Headcount and cost reductions related to the closure of the INSPIRE trial for Actimmune in March 2007 were offset by increased legal expenses in connection with the lawsuits filed against the company earlier in 2008 and preparation costs related to the anticipated commercialization of pirfenidone.

Restructuring Charges

Effective March 5, 2007, we made the decision to discontinue the Phase III INSPIRE clinical trial evaluating Actimmune in patients with IPF based upon the recommendation of the study’s independent data monitoring committee. As a result of the disappointing INSPIRE trial results, we made the decision to reduce our workforce by approximately 50%, which has been completed as of September 30, 2007. As a result, we incurred approximately $3.4 million in personnel-related restructuring charges during 2007. The $3.4 million charge is comprised of approximately $2.9 million for cash severance and related benefits and $0.5 million of costs for the acceleration of options for approximately 66,000 shares of our common stock. We also incurred approximately $6.8 million in expenses in connection with the termination of our previous supply agreement with BI in the second quarter of 2007. See Note 15 of Notes to Consolidated Financial Statements.

Loss on extinguishment of debt

Loss on extinguishment of debt was $1.3 million for the year ended December 31, 2008. On June 24, 2008, we issued $85.0 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2015 (the “2015 Notes”) to certain holders of our existing 2011 Notes in exchange for $85.0 million in aggregate principal amount of their 2011 Notes. Remaining debt issuance costs of approximately $0.6 million, related to the extinguishment of $85.0 million of the existing 2011 Notes, were expensed during the second quarter of 2008 and have been included in loss on extinguishment of debt. As required by FSP APB 14-1, upon derecognition of the 2011 Notes, we computed the fair value of the liability and equity components using a borrowing rate for similar non-convertible debt that would be applicable to us at the date of the exchange agreement, which resulted in a loss on extinguishment of approximately $0.7 million.

Interest Income

Interest income decreased to $5.6 million for the year ended December 31, 2008 compared to $10.7 million for the year ended December 31, 2007. The decrease in interest income for the year ended December 31, 2008 reflects a lower average balance on our invested cash and securities throughout 2008 compared to 2007 and relatively lower average interest rates in 2008 compared to 2007.

Interest Expense

Interest expense decreased to $13.2 million for the year ended December 31, 2008 compared to $13.4 million for the year ended December 31, 2007. Each period reflects interest expense recorded in connection with our liability under the government settlement reached in October 2006. Interest expense for 2007 also includes interest on our $170.0 million 0.25% convertible notes due in March 2011 (the “2011 Notes”), including the amortization of related debt issuance costs. On June 24, 2008, we issued $85.0 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2015 (the “2015 Notes”) to certain holders of our existing 2011 Notes in exchange for $85.0 million in aggregate principal amount of their 2011 Notes. The modest decrease in interest expense for the year ended December 31, 2008 compared to the same period in 2007 reflects the June 2008 issuance of the 2015 Notes in exchange for the 2011 Notes. The 2015 Notes may not be settled in cash upon conversion at the option of the issuer and thus do not fall under the requirements of FSP APB 14-1.

Other Income (Expense)

Other income (expense) decreased to ($2.1) million of other expense for the year ended December 31, 2008 compared to $2.2 million of other income for 2007. Other expense for 2008 is comprised primarily of a $3.5 million impairment charge for the writedown of our long-term available-for-sale securities, partially offset by a $1.0 million contingent payment in connection with our divestiture of Amphotec in May 2005. Other income for 2007 includes $2.5 million in aggregate milestone payments from Targanta and Three Rivers in connection with our divestitures of oritavancin and Amphotec, respectively.

Income (loss) from Discontinued Operations

The income (loss) from discontinued operations reflects the divestiture of our Infergen product line to Valeant which was completed in December 2005. The income from discontinued operations of $0.1 million for the year ended December 31, 2008 compares to income of $5.0 million for the year ended December 31, 2007. Discontinued operations in 2008 is comprised of adjustments to our initial product return estimates. Income from discontinued operations in 2007 reflects a clinical-related milestone received from Valeant. See Note 3 of Notes to Consolidated Financial Statements.

Provision for Income Taxes

Due to our continuing operating losses and the uncertainty of our recognizing the potential future benefits from other non-operating losses, we recorded no provision for income taxes for the year ended December 31, 2008. The $2.3 million tax benefit recorded in 2007 primarily relates to net operating losses that we concluded are realizable based on our estimate of future taxable income resulting from future potential sales of our shares of Targanta common stock. As of December 31, 2008, we had federal net operating loss carryforwards of approximately $532.4 million. The net operating loss carryforwards will expire at various dates beginning in 2018 through 2028 if not utilized. We also have federal research and development tax credits of approximately $21.1 million that will expire in the years 2018 through 2028 and federal Orphan Drug tax credits of approximately $47.2 million that will expire in the years 2022 through 2028. In addition, we had net operating loss carryforwards for state income tax purposes of approximately $201.7 million that expire in the years 2012 through 2028 and state research and development tax credits of approximately $16.1 million that do not expire. Utilization of the net operating losses may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

We adopted the provisions of FIN 48 on January 1, 2007. Implementation of FIN 48 did not result in any adjustment to our Consolidated Statements of Operations or a cumulative adjustment to accumulated deficit.

Comparison of years ended December 31, 2007 and 2006

Revenue

        For the year ended December 31, 2007, we recorded total net revenue of $66.7 million, compared to $90.8 million for the same period in 2006, a decrease of 27%. This decrease was attributable to a decrease in sales of Actimmune of approximately $36.9 million, or 41%, partially offset by an increase in collaboration revenue of $12.8 million resulting from the agreement with Roche. In early March 2007, we announced that our Phase III INSPIRE program for Actimmune in IPF had been discontinued and that future Actimmune revenue was expected to decline. The $13.3 million of collaboration revenue for 2007 includes a $10.0 million milestone received in June 2007, which had been assessed as substantially at-risk at the initiation of the agreement and was therefore recognized as revenue when the milestone was achieved, as defined in the Collaboration Agreement. For each of the years ended December 31, 2007 and 2006, Actimmune accounted for all of our product revenue. Substantially all of these sales were derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of IPF. Net revenue in 2006 includes approximately $0.5 million of collaboration revenue, which represents amortization of the $60.0 million upfront payment received from Roche during the fourth quarter of 2006.

Cost of Goods Sold

Cost of goods sold included product manufacturing costs, royalties and distribution costs associated with our product revenue and inventory writedowns. Cost of goods sold for the year ended December 31, 2007 was $14.1 million, or approximately 26% of total product revenue, compared to $24.6 million, or approximately 27% of total product revenue, in the corresponding period of 2006. The decrease in cost of goods sold primarily reflects the decline in Actimmune revenue. Included in 2007 cost of goods sold is a charge of $1.6 million recorded for excess inventory. Included in 2006 cost of goods sold is a charge of approximately $4.5 million for excess inventories, recorded in connection with the impact of the disappointing Phase III INSPIRE trial results announced in March 2007. Excluding the $1.6 million and $4.5 million charges for excess inventory and purchase commitments in 2007 and 2006, respectively, cost of goods sold was approximately 23% and 22% of product revenue for each of the years ended December 31, 2007 and 2006, respectively.

Exchange rate fluctuations on inventory purchases may affect cost of goods sold on Actimmune inventory purchased from BI. In the past, we have utilized forward exchange contracts to partially offset the effect of exchange rate fluctuations, but we did not enter into any new contracts in 2006 or 2007.

Research and Development Expenses

Research and development (“R&D”) expenses were $105.9 million and $103.8 million for the years ended December 31, 2007 and 2006, respectively, representing an increase of 2%. The increase was primarily due to the full enrollment of our two Phase III CAPACITY studies for pirfenidone during 2007 and the conduct of the Phase 1a and 1b studies of ITMN-191, partially offset by reduced costs related to the discontinuation of the INSPIRE program and the full year reimbursement from Roche under our collaboration agreement. R&D expense also includes $6.0 million and $8.1 million of stock-based compensation in 2007 and 2006, respectively.

Acquired Research and Development and Milestone Expense/(Credits)

In 2002, we licensed from Marnac and its co-licensor, KDL, their worldwide rights, excluding Japan, Korea and Taiwan, to develop and commercialize pirfenidone for all fibrotic diseases, including renal, liver and pulmonary fibrosis. Effective November 21, 2007, we entered into asset purchase agreements with Marnac and KDL whereby we effectively terminated the prior license agreement by purchasing, among other things, the pirfenidone-related assets covered by such prior license agreement. Under the terms of the asset purchase agreements, we made acquisition payments of approximately $13.7 million in 2007. Contingent acquisition payments of up to an additional $53.5 million would be made by us only if positive Phase III data and registration in the United States and European Union are achieved. There were no charges for acquired research and development and milestone payments in the year ended December 31, 2006.

General and Administrative Expenses

General and administrative (“G&A”) expenses were $29.6 million and $40.4 million for the years ended December 31, 2007 and 2006, respectively, representing a decrease of $10.8 million, or 27%. The decreased spending for the year ended December 31, 2007 compared to the same period in 2006 reflects the impact of headcount and cost reductions related to the closure of the INSPIRE trial for Actimmune in March 2007.

Provision for Government Settlement

On November 9, 2004, we received a subpoena from the U.S. Department of Justice requiring us to provide the Department of Justice with certain information relating to Actimmune, including information regarding the promotion and marketing of Actimmune. On October 25, 2006, we reached a comprehensive settlement with the government concerning promotional activities for Actimmune by former employees during a period that ended in June 2003. A $36.9 million charge was recorded during 2006 to reflect the final terms of the civil settlement agreement. The settlement resolves without criminal sanctions, all outstanding government investigations of InterMune. We agreed to pay a total of $36.9 million, plus 5% interest on the then outstanding principal balance, over a period of five years. As part of the settlement, InterMune also entered into corporate integrity and deferred prosecution agreements with the government.

Restructuring Charges

Effective March 5, 2007, we made the decision to discontinue the Phase III INSPIRE clinical trial evaluating Actimmune in patients with IPF based upon the recommendation of the study’s independent data monitoring committee. As a result of the disappointing INSPIRE trial results, we made the decision to reduce our workforce by approximately 50%, which has been completed as of September 30, 2007. As a result, we incurred approximately $3.4 million in personnel-related restructuring charges during 2007. The $3.4 million charge is comprised of approximately $2.9 million for cash severance and related benefits and $0.5 million of costs for the acceleration of options for approximately 66,000 shares of our common stock. We have also incurred approximately $6.8 million in expenses in connection with the termination of our previous supply agreement with BI. See Note 15 of Notes to Consolidated Financial Statements.

Interest Income

Interest income increased to $10.7 million for the year ended December 31, 2007 compared to $9.5 million for the year ended December 31, 2006. The increase in interest income for the year ended December 31, 2007 compared to 2006 reflects a higher average balance on our invested cash and securities throughout 2007, including the proceeds of $73.4 million from our public offering which was completed in September 2007, and relatively higher average interest rates in 2007 compared to 2006.

Interest Expense

Interest expense increased to $13.4 million for the year ended December 31, 2007 compared to $11.1 million for the year ended December 31, 2006. The increase in interest expense for the year ended December 31, 2007 reflects a full year of interest incurred in connection with our liability under the government settlement reached in October 2006. Both 2007 and 2006 include interest on our $170.0 million principal amount 0.25% convertible senior notes, issued in February 2004 and the amortization of the related debt discount in connection with our adoption of FSP APB 14-1.

Other Income

Other income increased to $2.2 million for the year ended December 31, 2007 compared to $1.1 million for 2006. Other income for 2007 includes $2.5 million in aggregate milestone payments from Targanta and Three Rivers in connection with our divestitures of oritavancin and Amphotec, respectively. Other income for 2006 includes a $1.0 million cash payment received from Targanta in connection with the divestiture of oritavancin.

Income (loss) from Discontinued Operations

The income (loss) from discontinued operations reflects the divestiture of our Infergen product line to Valeant which was completed in December 2005. The income from discontinued operations of $5.0 million for the year ended December 31, 2007 compares to a loss of $1.2 million for the year ended December 31, 2006. Income from discontinued operations in 2007 reflects a clinical-related milestone received from Valeant. Discontinued operations in 2006 consist primarily of transition related services, including product returns, which were substantially completed at the end of 2006. See Note 3 of Notes to Consolidated Financial Statements.

Provision for Income Taxes

The $2.3 million tax benefit recorded in 2007 primarily relates to net operating losses that we concluded are realizable based on our estimate of future taxable income resulting from future potential sales of our shares of Targanta common stock. Due to our continuing operating losses and the uncertainty of our recognizing the potential future benefits from the remaining non-operating losses, we recorded no provision for income taxes for the year ended December 31, 2006.

We adopted the provisions of FIN 48 on January 1, 2007. Implementation of FIN 48 did not result in any adjustment to our Consolidated Statements of Operations or a cumulative adjustment to accumulated deficit.

Liquidity and Capital Resources

At December 31, 2008, we had cash, cash equivalents and available-for-sale securities of $154.7 million compared to $235.3 million at December 31, 2007. The decrease was primarily the result of operating losses, partially offset by the receipt of $15.0 million from our collaboration partner Roche. Some of these available cash and cash equivalents are held in accounts managed by third party financial institutions and consist of invested cash and cash in our core operating accounts. The invested cash is invested in interest bearing funds managed by third party financial institutions. We can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets. In addition, at any point in time we maintain balances that exceed the Federal Deposit Insurance Corporation insurance limits. While we monitor the cash balances in our operating accounts on a regular basis, these cash balances could be impacted and we may be unable to access our cash if the underlying financial institutions fail or be subject to other adverse conditions in the financial markets. To date we have not experienced a lack of access to cash in any of our third party financial institution accounts.

Included in the $154.7 million of our cash, cash equivalents and available-for-sale securities at December 31, 2008 is a portion of our investment in Targanta common stock which has a fair value of approximately $0.5 million, reflecting the fair market value of approximately 840,000 shares at the quoted market price on that date. The 840,000 shares of Targanta common stock represent the portion of our holdings estimated to qualify for resale within one year. Our total holdings of Targanta common stock had been approximately 3.0 million shares. In January 2009, The Medicines Company announced its intent to acquire Targanta for $2.00 per share, or approximately $42.0 million and on January 27, 2009 commenced a tender offer to acquire all outstanding shares of Targanta. We have tendered our shares and received approximately $6.0 million in March 2009 upon closing of the transaction. We may also receive up to an additional $4.55 per share in contingent cash payments upon the achievement of specified regulatory and commercial milestones within certain time periods. In February 2009, we completed a public offering of approximately 4.0 million shares of our registered common stock, at a price of $16.35 per share, and received net proceeds of approximately $63.5 million.

The primary objective of our investment activities is to preserve principal while at the same time maximize yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. federal and state governments and their agencies and high-quality corporate issuers, and, by policy, restrict our exposure by imposing concentration limits and credit worthiness requirements for all corporate issuers. At December 31, 2008, we held approximately $17.5 million of student loan auction rate securities (par value of $21.0 million), classified as long-term assets, which are substantially backed by the federal government. Beginning in February 2008, auctions failed for the entire $21.0 million of our auction rate securities and have continued to fail since. As a result, our ability to liquidate our investment and fully recover the carrying value of our investment in the near term may be limited or not exist. During the fourth quarter of 2008, we recorded an impairment charge of $3.5 million for the writedown of the carrying value of these securities as we believe the decline in market value is other-than-temporary in nature given the deteriorating credit and financial markets and specifically the auction rate securities market. All of our auction rate securities are currently rated AAA, the highest rating by a rating agency. If the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may in the future be required to record further impairment charges on these investments. Based on our expected operating cash flows, and our other sources of cash, including proceeds from our February 2009 public offering, and the recently announced results from our CAPACITY trials, we currently anticipate the need to liquidate these investments prior to maturity or estimated time to recovery in order to execute our current business plans. These investments were recorded at fair value as of December 31, 2008 based on a discounted cash flow analysis.

Operating Activities

Cash used in operating activities was $72.3 million during the year ended December 31, 2008, comprised primarily of a net loss of $106.5 million. Cash flows used in operating activities also reflects, among other things, stock-based compensation expense of $6.8 million, an increase in accounts payable and accrued compensation of $11.4 million and an increase in other accrued liabilities of approximately $5.0 million. The increase in accounts payable is primarily due to the amounts owed to Roche under the October 2006 Collaboration Agreement, which increased $11.3 million in 2008. The increase in other accrued liabilities consists primarily of an increase in accrued clinical costs, reflecting the initiation of our RECAP clinical trial, the follow up to our recently completed CAPACITY trials. Details concerning the loss from operations can be found above in this Report under the heading “Results of Operations.”

Investing Activities

Investing activities provided $45.1 million in cash flows during the year ended December 31, 2008, primarily due to investment maturities and sales of available-for-sale securities totaling $167.0 million, partially offset by investment purchases of $119.8 million and purchases of property and equipment of $2.0 million.

Financing Activities

Cash provided by financing activities of 2.0 million for the year ended December 31, 2008 was due to the issuance of our common stock under our employee stock plans.

We believe that we will continue to require substantial additional funding to complete the research and development activities currently contemplated and to commercialize our product candidates. We believe that our existing cash, cash equivalents and available-for-sale securities, together with anticipated cash flows from sales of Actimmune and proceeds from our February 2009 public offering, will be sufficient to fund our operating expenses, settlement with the government, debt obligations and capital requirements under our current business plan through at least the end of 2009. However, this forward-looking statement involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 This forward-looking statement is also based upon our current plans and assumptions, which may change, and our capital requirements, which may increase in future periods. Our future capital requirements will depend on many factors, including, but not limited to:

•	sales of Actimmune or any of our product candidates in development that receive commercial approval;

•	our ability to partner our programs or products;

•	the progress of our research and development efforts;

•	the scope and results of preclinical studies and clinical trials;

•	the costs, timing and outcome of regulatory reviews;

•	determinations as to the commercial potential of our product candidates in development;

•	the pace of expansion of administrative expenses;

•	the status of competitive products and competitive barriers to entry;

•	the establishment and maintenance of manufacturing capacity through third-party manufacturing agreements;

•	the establishment of collaborative relationships with other companies;

•	the payments of annual interest on our long-term debt;

•	the payments related to the Civil Settlement Agreement with the government;

•	the timing and size of the payments we may receive from Roche pursuant to the Collaboration Agreement; and

•	whether we must repay the principal in connection with our convertible debt obligations.

As a result, we may require additional funds beyond the proceeds received from our February 2009 public offering and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. We have no further commitments for such fund raising activities at this time. Additional funding may not be available to finance our operations when needed or, if available, the terms for obtaining such funds may not be favorable or may result in dilution to our stockholders.

Off-Balance Sheet Arrangements

We do not have any “special purpose” entities that are unconsolidated in our financial statements. We have no commercial commitments or loans with related parties.

Contractual Obligations

Contractual obligations represent future cash commitments and liabilities under agreements with third parties, and exclude contingent liabilities, such as milestone payments, for which we cannot reasonably predict future payments. The following chart represents our contractual obligations as of December 31, 2008, aggregated by type (in millions):

Contractual Obligations	Total	2009	2010-2011	2012-2013	After 2013
Long-term debt obligations (1)	$198.2	$4.5	$93.8	$8.5	$91.4
Government settlement (2)	26.0	7.0	19.0	—	—
Operating leases	11.8	5.0	6.8	—	—
Non-cancelable purchase obligations—Other (3)	1.7	1.7	—	—	—
Research and development commitments (4)	6.3	4.9	1.4	—	—

Total contractual cash obligations	$244.0	$23.1	$121.0	$8.5	$91.4

(1)	These amounts include accrued interest and principal amounts of both the 0.25% convertible senior notes due 2011 and the 5.00% convertible senior notes due 2015.
(2)	These amounts do not reflect the impact of the $4.4 million accelerated payment made in March 2009 to the U.S. Department of Justice, though total obligation does not change. See Note 15 of Notes to Consolidated Financial Statements.
(3)	These amounts consist of clinical related obligations.
(4)	These amounts consist of clinical, process development and other related obligations and are cancelable upon discontinuation of the trial. They do not include any amounts related to the collaboration agreement with Roche given the inherent difficulties in the estimation process.

The operating leases for our facilities require letters of credit secured by a restricted cash balance with our bank. The amount of each letter of credit approximates six to twelve months of operating rent payable to the landlord of each facility.

Change in Method of Accounting for Convertible Debt

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) that significantly impacts the accounting for convertible debt. We adopted FSP APB 14-1 on January 1, 2009. The FSP requires the issuer of convertible debt that may be settled in shares or cash upon conversion at their option, such as our 0.25% convertible senior notes due March 2011 (the “2011 Notes”) that are currently outstanding, to account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. The value assigned to the debt component would be the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. Although FSP ABP 14-1 has no impact on our actual past or future cash flows, it requires us to record non-cash interest expense as the debt discount is amortized.

The adoption requires retrospective application; therefore, our previously reported net loss for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 have been adjusted to reflect additional interest expense of $8.6 million, or $0.22 per share, $10.5 million or $0.30 per share, and $9.5 million or $0.29 per share, respectively. The retrospective adoption of FSP APB 14-1 decreased the debt issuance costs included in other assets by an aggregate of $0.4 million, decreased convertible senior notes included in long-term liabilities by $14.9 million and decreased total stockholders’ deficit by $14.5 million after a charge of $44 million to accumulated deficit on our consolidated balance sheet as of December 31, 2008. The retrospective adoption of FSP APB 14-1 decreased the debt issuance costs included in other assets by an aggregate of $1.2 million, decreased convertible senior notes included in long-term liabilities by $41.7 million and decreased total stockholders’ deficit by $40.5 million after a charge of $35.3 million to accumulated deficit on our consolidated balance sheet as of December 31, 2007.

In addition, if our convertible debt is redeemed or converted prior to maturity, any unamortized debt discount would result in a loss on extinguishment. The remaining balance of the unamortized debt discount at December 31, 2008 and December 31, 2007 was $14.9 million and $41.7 million, respectively.

Recent Accounting Pronouncements

        On October 10, 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (FSP FAS 157-3). This FSP, which was effective upon release, clarifies the application of FAS 157 in a market that is not active and provides guidance and examples to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. We considered the impact of FSP FAS 157-3 in evaluating the fair value of our auction rate securities.

In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments (or embedded features) are considered indexed to our own stock, including instruments similar to our convertible senior notes. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. We are currently evaluating the impact of adoption on our consolidated financial position and results of operations.

At its December 2007 meeting, the FASB ratified the consensus reached by the EITF in Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under EITF 07-1 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. We are in the process of evaluating the impact of adopting this pronouncement and have not determined whether it will have a material impact, but its adoption would not affect reported amounts of net loss.

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-3 (“EITF 07-3”), Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Pursuant to EITF 07-3, nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or services are performed, or when the goods or services are no longer expected to be received. Effective January 1, 2008, we adopted EITF 07-3. The adoption did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value where entities will report unrealized gains and losses in earnings at each subsequent reporting date. The standard allows entities to elect fair value application on an instrument-by-instrument basis with certain exceptions. The fair value option election is irrevocable in most cases. Effective January 1, 2008, we adopted SFAS 159 and did not elect to adopt the fair value option under this Statement.

Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have an impact on the Company’s consolidated results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of InterMune, Inc.

We have audited the accompanying consolidated balance sheets of InterMune, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterMune, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), InterMune, Inc’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2009 expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Palo Alto, California

March 10, 2009, except for the retrospective adjustments and revised disclosures summarized in Note 1 and

discussed in Notes 12, 14 and 21,

as to which the date is August 27, 2009

INTERMUNE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$63,765	$88,946
Available-for-sale securities	73,454	146,346
Accounts receivable, net of allowances of $58 in 2008 and $44 in 2007	3,123	3,117
Inventories	1,249	1,776
Deferred taxes	205	2,275
Prepaid expenses and other current assets	3,195	7,112

Total current assets	144,991	249,572
Noncurrent available-for-sale securities	17,494	—
Property and equipment, net	6,582	8,118
Acquired product rights, net	167	667
Other assets (includes restricted cash of $1,425)	2,576	2,876

Total assets	$171,810	$261,233

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,148	$7,392
Accrued compensation	6,939	7,282
Deferred taxes	205	2,275
Other accrued liabilities	22,019	18,160

Total current liabilities	48,311	35,109
Deferred rent	1,426	1,767
Deferred collaboration revenue	59,717	62,989
Liability under government settlement	17,642	23,468
Convertible notes	155,085	128,263
Commitments and contingencies (Note 15)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000 shares authorized, no shares issued and outstanding at December 31, 2008 and 2007, respectively	—	—
Common stock, $0.001 par value, 70,000 shares authorized; 39,330 and 39,032 shares issued and outstanding at December 31, 2008 and 2007, respectively	39	39
Additional paid-in capital	690,454	698,904
Accumulated other comprehensive income (loss)	(1,415)	3,647
Accumulated deficit	(799,449)	(692,953)

Total stockholders’ deficit	(110,371)	9,637

Total liabilities and stockholders’ deficit	$171,810	$261,233

See Accompanying Notes to Consolidated Financial Statements

INTERMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenue, net
Actimmune	$29,880	$53,420	$90,317
Collaboration revenue	18,272	13,272	467

Total revenue, net	48,152	66,692	90,784
Costs and expenses:
Cost of goods sold	8,989	14,109	24,608
Research and development	104,581	105,939	103,849
Acquired research and development and milestone expense	—	13,725	—
General and administrative	30,260	29,577	40,372
Restructuring charges	—	10,246	—
Provision for government settlement	—	—	36,944

Total costs and expenses	143,830	173,596	205,773

Loss from operations	(95,678)	(106,904)	(114,989)
Other income (expense):
Loss from extinguishment of debt	(1,294)	—	—
Interest income	5,616	10,699	9,512
Interest expense	(13,156)	(13,358)	(11,066)
Other income (expense)	(2,087)	2,215	1,057

Loss from continuing operations before income taxes	(106,599)	(107,348)	(115,486)
Income tax benefit	—	(2,275)	—

Loss from continuing operations	(106,599)	(105,073)	(115,486)
Discontinued operations:
Income (loss) from discontinued operations	103	4,994	(1,244)

Net loss	$(106,496)	$(100,079)	$(116,730)

Basic and diluted loss per share
Continuing operations	$(2.73)	$(2.97)	$(3.47)
Discontinued operations	— *	0.15	(0.04)

Net loss per share	$(2.73)	$(2.82)	$(3.51)

Shares used in computing basic and diluted net loss per share	38,982	35,493	33,277

*	Less than $0.01 per share

See Accompanying Notes to Consolidated Financial Statements

INTERMUNE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
	(In thousands)
Balances at December 31, 2005	32,589	$33	$569,742	$(2,092)	$754	$(476,144)	$92,293
Net unrealized loss on available-for-sale securities	—	—	—	—	(7)	—	(7)
Change in unrealized gain on foreign currency cash flow hedge	—	—	—	—	(607)	—	(607)
Net loss	—	—	—	—	—	(116,730)	(116,730)

Comprehensive loss							(117,344)
Exercise of stock options	1,225	1	18,605	—	—	—	18,606
Stock issued under employee stock purchase plan	117	—	1,128	—	—	—	1,128
Stock compensation related to the modification of stock options	—	—	253	—	—	—	253
Issuance of restricted stock to employees, net of forfeitures	333	—	5,960	—	—	—	5,960
Reclassification of deferred compensation upon adoption of SFAS 123(R)	—	—	(2,092)	2,092	—	—	—
Stock compensation related to employee stock benefit plans	—	—	10,309	—	—	—	10,309

Balances at December 31, 2006	34,264	$34	$603,905	$—	$140	$(592,874)	$11,205
Net unrealized gain on available-for-sale securities, net of taxes of $2,275	—	—	—	—	3,719	—	3,719
Change in unrealized gain on foreign currency cash flow hedge	—	—	—	—	(212)	—	(212)
Net loss	—	—	—	—	—	(100,079)	(100,079)

Comprehensive loss							(96,572)
Exercise of stock options	534	1	7,633	—	—	—	7,634
Stock issued under employee stock purchase plan	111	—	1,257	—	—	—	1,257
Issuance of common stock in a public offering at $19.50 per share, net of issuance costs of $5,092	4,025	4	73,391	—	—	—	73,395
Issuance of restricted stock to employees, net of forfeitures	98	—	2,694	—	—	—	2,694
Stock compensation related to the modification of stock options	—	—	482	—	—	—	482
Stock compensation related to employee stock benefit plans	—	—	9,542	—	—	—	9,542

Balances at December 31, 2007	39,032	$39	$698,904	$—	$3,647	$(692,953)	$9,637
Net unrealized loss on available-for-sale securities	—	—	—	—	(5,062)	—	(5,062)
Net loss	—	—	—	—	—	(106,496)	(106,496)

Comprehensive loss							(111,558)
Reacquisition of equity component in connection with exchange of 2011 Notes			(17,267)				(17,267)
Exercise of stock options	90	—	1,081	—	—	—	1,081
Stock issued under employee stock purchase plan	71	—	939	—	—	—	939
Issuance of restricted stock to employees, net of forfeitures	137	—	1,133	—	—	—	1,133
Stock compensation related to employee stock benefit plans	—	—	5,664	—	—	—	5,664

Balances at December 31, 2008	39,330	$39	$690,454	$—	$(1,415)	$(799,449)	$(110,371)

See Accompanying Notes to Consolidated Financial Statements

INTERMUNE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows used for operating activities:
Net loss	$(106,496)	$(100,079)	$(116,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	6,797	12,718	16,522
Amortization expense	9,748	11,813	10,855
Depreciation expense	3,562	3,511	2,516
Loss on extinguishment of debt	1,294	—	—
Deferred taxes	—	(2,275)	—
Deferred rent	(341)	(37)	161
Net realized losses on sales and writedowns of available-for-sale securities	3,170	—	—
Change in unrealized gain on foreign currency cash flow hedge	—	(212)	(607)
Changes in operating assets and liabilities:
Accounts receivable	(6)	8,682	4,424
Inventories	527	6,412	4,249
Prepaid expenses	3,917	579	(1,319)
Other assets	(687)	55	927
Accounts payable and accrued compensation	11,413	(2,079)	(24,090)
Other accrued liabilities	5,010	(8,459)	(5,816)
Liability under government settlement	(6,977)	(2,474)	33,116
Deferred collaboration revenue	(3,272)	6,727	59,534

Net cash used in operating activities	(72,341)	(65,118)	(16,258)
Cash flows from investing activities:
Purchase of property and equipment	(2,026)	(2,419)	(4,452)
Purchases of available-for-sale securities	(119,805)	(182,517)	(130,434)
Maturities of available-for-sale securities	81,801	107,328	41,396
Sales of available-for-sale securities	85,170	40,000	12,065

Net cash provided by (used in) investing activities	45,140	(37,608)	(81,425)
Cash flows from financing activities:
Proceeds from issuance of common stock in a public offering, net of issuance costs	—	73,395	—
Proceeds from issuance of common stock under employee stock benefit plans, net	2,020	8,891	19,734

Net cash provided by financing activities	2,020	82,286	19,734

Net decrease in cash and cash equivalents	(25,181)	(20,440)	(77,949)
Cash and cash equivalents at beginning of year	88,946	109,386	187,335

Cash and cash equivalents at end of year	$63,765	$88,946	$109,386

Supplemental disclosure of cash flow information:
Interest paid	$2,877	$1,733	$445
Reclassification of deferred compensation upon adoption of SFAS 123(R)	$—	$—	$2,092

See Accompanying Notes to Consolidated Financial Statements

INTERMUNE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Overview

We are an independent biotechnology company focused on developing and commercializing innovative therapies in pulmonology and hepatology. Our revenue is provided from sales of Actimmune and our collaboration agreement with Roche. The pulmonology portfolio includes the Phase III program, CAPACITY, which is evaluating pirfenidone for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. We announced results for the CAPACITY trials in February 2009 and intend to prepare regulatory filings for submission to the relevant authorities as soon as possible. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program and a research program evaluating a new target in hepatology.

Basis of Presentation

Change in Method of Accounting for Convertible Debt - Adoption of FSP APB 14-1

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) that significantly impacts the accounting for convertible debt. We adopted FSP APB 14-1 on January 1, 2009. The FSP requires the issuer of convertible debt that may be settled in shares or cash upon conversion at their option, such as our 0.25% convertible senior notes due March 2011 (the “2011 Notes”) that are currently outstanding, to account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. Although FSP ABP 14-1 has no impact on our actual past or future cash flows, it requires us to record non-cash interest expense as the debt discount is amortized.

The adoption requires retrospective application; therefore, our previously reported financial statements for each of the three years in the period ended December 31, 2008, have been adjusted to reflect additional interest expense of $8.6 million or $0.22 per share, $10.5 million or $0.30 per share, and $9.5 million or $0.29 per share, respectively. The retrospective adoption of FSP APB 14-1 decreased the debt issuance costs included in other assets by an aggregate of $0.4 million, decreased convertible senior notes included in long-term liabilities by $14.9 million and decreased total stockholders’ deficit by $14.5 million after a charge of $44 million to accumulated deficit on our consolidated balance sheet as of December 31, 2008. The retrospective adoption of FSP APB 14-1 decreased the debt issuance costs included in other assets by an aggregate of $1.2 million, decreased convertible senior notes included in long-term liabilities by $41.7 million and decreased total stockholders’ deficit by $40.5 million after a charge of $35.3 million to accumulated deficit on our consolidated balance sheet as of December 31, 2007.

In addition, if our convertible debt is redeemed or converted prior to maturity, any unamortized debt discount would result in a loss on extinguishment. The remaining balance of the unamortized debt discount at December 31, 2008 and December 31, 2007 was $14.9 million and $41.7 million, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of InterMune and its wholly-owned subsidiaries, InterMune Canada Inc. and InterMune Ltd. (U.K.). All inter-company balances and transactions have been eliminated. To date, InterMune Canada Inc. and InterMune Ltd. (U.K.) have been dormant with no assets, liabilities or operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

We evaluate our estimates and assumptions on an ongoing basis, including those related to our auction rate securities, reserves for doubtful accounts, returns, chargebacks, cash discounts and rebates; excess/obsolete inventories; the effects of inventory purchase commitments on inventory; and certain accrued clinical and preclinical expenses and contingent liabilities. We base our estimates on historical experience and on various other specific assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash, Cash Equivalents and Available-For-Sale Securities

Cash and cash equivalents consist of highly liquid investments with original maturities, when purchased, of less than three months. We classify all debt securities as available-for-sale. Cash equivalents and available-for-sale securities are carried at fair value, with unrealized gains and losses, reported as other comprehensive income (loss), a separate component of stockholders’ equity (deficit). We have estimated the fair value amounts by using quoted market prices or through a discounted cash flow analysis. The cost of securities sold is based on the specific identification method.

Fair Value of Other Financial Instruments

Other financial instruments, including accounts receivable, accounts payable and accrued liabilities, are carried at historical cost, which we believe approximates fair value because of the short-term nature of these instruments. The fair value of each of our $85.0 million convertible senior notes due 2011 and 2015 was $71.9 million and $86.3 million, respectively at December 31, 2008. As of December 31, 2007, the fair value of our $170.0 million convertible senior notes due 2011 was $159.5 million. For both 2008 and 2007, we determined the fair value of the outstanding balances of our notes using readily available market information.

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined by the specific identification method. Inventories were $1.2 million and $1.8 million at December 31, 2008 and December 31, 2007, respectively, and consisted solely of Actimmune finished goods.

Because of the long lead times required to manufacture Actimmune, we enter into purchase obligations to satisfy our estimated inventory requirements. We evaluate the need to provide reserves for contractually committed future purchases of inventory that may be in excess of forecasted future demand. In making these assessments, we are required to make judgments as to the future demand for current as well as committed purchases. We are also required to make judgments as to the expiration dates of Actimmune, since Actimmune can no longer be used after its expiration date. As part of our excess inventory assessment for Actimmune, we also consider the expiration dates of Actimmune to be manufactured in the future under these purchase obligations.

During the years ended December 31, 2008 and December 31, 2007, we charged $0.7 million and $1.6 million, respectively, to cost of goods sold for inventory write downs resulting from the estimated excess of inventory compared to forecasted inventory requirements. We did not incur any charges for excess inventory in 2006.

Concentration of Risks

Cash equivalents and investments are financial instruments that potentially subject us to concentration of risk to the extent recorded on the balance sheet. We have established guidelines for investing excess cash relative to diversification and maturities that we believe maintain safety and liquidity. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. federal and state governments and their agencies and high-quality corporate issuers, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To reduce the exposure due to adverse shifts in interest rates we maintain investments with short effective maturities.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Lives
Computer and laboratory equipment	3 to 5 years
Office furniture and fixtures	3 to 5 years
Leasehold improvements	Length of lease

Acquired Product Rights

Initial payments for the acquisition of products that, at the time of acquisition, are already marketed or are approved by the FDA for marketing are capitalized and amortized ratably over the estimated life of the products, typically ten years. At the time of acquisition, the product life is estimated based upon the term of the agreement, the patent life of the product and our assessment of future sales and profitability of the product. We assess this estimate regularly during the amortization period and adjust the asset value or useful life when appropriate. Initial payments for the acquisition of products that, at the time of acquisition, are under development or are not approved by the FDA for marketing, have not reached technical feasibility and have no foreseeable alternative future uses are expensed as research and development costs. Acquired product rights consist of payments made for the acquisition of rights to interferon gamma (see Note 6). Accumulated amortization of this intangible asset was $3.3 million and $2.8 million at December 31, 2008 and 2007, respectively. Amortization expense for acquired product rights of $0.2 million is scheduled through April 2009 at which point the asset will be fully amortized.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Revenue Recognition and Revenue Reserves

We recognize revenue generally upon delivery when title passes to a credit-worthy customer and record provisions for estimated returns, rebates, chargebacks and cash discounts against revenue. We are obligated to accept from customers the return of pharmaceuticals that have reached their expiration date. We believe that we are able to make reasonable and reliable estimates of product returns, rebates, chargebacks and cash discounts based on historical experience and other known or anticipated trends and factors. We review all sales transactions for potential rebates, chargebacks and discounts each month and believe that our reserves are adequate. We include shipping and handling costs in cost of goods sold.

Our revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration we receive is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. Advance payments received in excess of amounts earned are classified as deferred revenue until earned.

Collaboration revenue derived from our agreement with Roche generally includes upfront license fees and milestone payments. Nonrefundable upfront license fees that require our continuing involvement in the form of research, development, or other commercialization efforts by us are recognized as revenue ratably over the estimated term of our continuing involvement. Milestone payments received under our Roche collaboration agreement related to events that are substantively at risk of achievement at the initiation of the agreement are recognized as revenue when the milestones, as defined in the contract, are achieved and collectibility of the milestone is assured.

Research and Development Expenses

Research and development (“R&D”) expenses include salaries, contractor and consultant fees, external clinical trial expenses performed by contract research organizations (“CRO”), licensing fees, acquired intellectual property with no alternative future use and facility and administrative expense allocations. In addition, we fund R&D at research institutions under agreements that are generally cancelable at our option. Research costs typically consist of applied research and preclinical and toxicology work. Pharmaceutical manufacturing development costs consist of product formulation, chemical analysis and the transfer and scale-up of manufacturing at our contract manufacturers. Clinical development costs include the costs of Phase I, II and III clinical trials. These costs, along with the manufacturing scale-up costs, are a significant component of research and development expenses.

        We accrue costs for clinical trial activities performed by contract research organizations and other third parties based upon the estimated amount of work completed on each study as provided by the CRO. These estimates may or may not match the actual services performed by the organizations as determined by patient enrollment levels and related activities. We monitor patient enrollment levels and related activities using available information; however, if we underestimate activity levels associated with various studies at a given point in time, we could be required to record significant additional R&D expenses in future periods when the actual activity level becomes known. We charge all such costs to R&D expenses.

Collaboration agreements with co-funding arrangements resulting in a net receivable or payable of R&D expenses are recognized as the related R&D expenses by both parties are incurred. The agreement with Roche resulted in a net payable of approximately $11.4 million at December 31, 2008 and a net payable of $0.1 million at December 31, 2007. See Note 7 below.

Advertising Costs

We expense advertising costs as incurred. Advertising costs were $42,000 and $285,000 for the years ended December 31, 2007 and 2006, respectively. We did not incur advertising costs in 2008.

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes,” we determine a deferred tax asset or liability based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. Accordingly, the net deferred taxes have been fully offset by a valuation allowance.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an

interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The adoption of FIN 48 did not have an impact on our results of operations or financial condition.

Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income,” requires components of other comprehensive income, including unrealized gains or losses on our available-for-sale securities, to be included in total comprehensive income (loss). Total comprehensive loss for each of the periods presented is disclosed in Note 11 below. Also, other comprehensive income (loss) includes certain changes in stockholders’ equity (deficit) that are excluded from net loss. Specifically, we include in other comprehensive income (loss) changes in the fair value of our available-for-sale investments and derivatives designated as cash flow hedges.

Net Loss Per Share

We compute basic net loss per share by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. We deduct shares subject to repurchase by us from the outstanding shares to arrive at the weighted average shares outstanding. We compute diluted net loss per share by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period. We exclude dilutive securities, composed of potential common shares issuable upon the exercise of stock options and common shares issuable on conversion of our convertible notes, from diluted net loss per share because of their anti-dilutive effect.

The securities excluded were as follows (in thousands):

	As of December 31,
	2008	2007	2006
Options	4,597	4,671	5,390
Shares issuable upon conversion of convertible notes	8,432	7,859	7,859

The calculation of basic and diluted net loss per share is as follows (in thousands, except per share data):

	Year Ended December 31,
	2008	2007	2006
Net loss	$(106,496)	$(100,079)	$(116,730)

Basic and diluted net loss per share:
Weighted-average shares of common stock outstanding	39,206	35,743	33,702
Less: weighted-average shares subject to repurchase	(224)	(250)	(425)

Weighted-average shares used in computing basic and diluted net loss per share	38,982	35,493	33,277

Basic and diluted net loss per share	$(2.73)	$(2.82)	$(3.51)

Stock-Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock and employee stock purchases related to the Amended and Restated 2000 Employee Stock Purchase Plan (“ESPP”) based on estimated fair values. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 as amended by SAB 110 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statement of Operations. Upon adoption of SFAS 123(R), we retained our method of valuation for share-based awards granted beginning in fiscal 2006 with the use of the Black-Scholes option-pricing model (“Black-Scholes model”) which was previously used for our pro forma information required under SFAS 123. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

        As stock-based compensation expense recognized in the Consolidated Statement of Operations for fiscal years 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $6.8 million, $12.7 million and $16.5 million, respectively. For additional information, see Note 13.

Recent Accounting Pronouncements

On October 10, 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (FSP FAS 157-3). This FSP, which was effective upon release, clarifies the application of FAS 157 in a market that is not active and provides guidance and examples to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. We considered the impact of FSP FAS 157-3 in evaluating the fair value of our auction rate securities.

In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments (or embedded features) are considered indexed to our own stock, including instruments similar to our convertible senior notes. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. We are currently evaluating the impact of adoption on our consolidated financial position and results of operations.

At its December 2007 meeting, the FASB ratified the consensus reached by the EITF in Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under EITF 07-1 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. We are in the process of evaluating the impact of adopting this pronouncement and have not determined whether it will have a material impact, but its adoption would not affect reported amounts of net loss.

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-3 (“EITF 07-3”), Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Pursuant to EITF 07-3, nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or services are performed, or when the goods or services are no longer expected to be received. Effective January 1, 2008, we adopted EITF 07-3. The adoption did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits an entity to measure certain financial assets and financial liabilities at fair value where entities will report unrealized gains and losses in earnings at each subsequent reporting date. The standard allows entities to elect fair value application on an instrument-by-instrument basis with certain exceptions. The fair value option election is irrevocable in most cases. Effective January 1, 2008, we adopted SFAS 159 and did not elect to adopt the fair value option under this Statement.

Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have an impact on the Company’s consolidated results of operations and financial condition.

3. DISCONTINUED OPERATIONS

Product Acquisition Agreement

        We entered into a Product Acquisition Agreement (the “Agreement”) with Valeant Pharmaceuticals International (“Valeant”) on November 28, 2005, whereby Valeant agreed to purchase all of the rights to Infergen from us. Valeant agreed to acquire certain assets, including intellectual property rights and inventory, as of December 30, 2005 for approximately $122.1 million, including a fixed payment of approximately $2.1 million in 2007. Of the $122.1 million, $6.5 million is related to the purchase of finished product inventory. The Agreement also states that we are entitled to receive approximately $20.0 million contingent upon Valeant achieving certain clinical related milestones beginning in 2007, of which $5.0 million was received in July 2007 and recorded in discontinued operations in the consolidated statement of operations.

Results of Discontinued Operations

Summary operating results for the discontinued operations are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Infergen revenue, net	$103	$(6)	$(1,024)
Contract (milestone) revenue	—	5,000	—
Costs and expenses:
Cost of goods sold	—	—	81
Research and development	—	—	(531)
Selling, general and administrative	—	—	230

Total costs and expenses	—	—	(220)

Gain (loss) from discontinued operations	$103	$4,994	$(1,244)

Discontinued operations in 2008 is comprised of adjustments to our initial product return estimates and in 2007 consist primarily of the $5.0 million clinical related milestone received in July 2007. Discontinued operations in 2006 consist primarily of transition related services, including product returns.

4. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

Effective March 5, 2007, we made the decision to discontinue the Phase III INSPIRE clinical trial evaluating Actimmune in patients with IPF based upon the recommendation of the study’s independent DMC. As a result of the disappointing INSPIRE trial results, we revised our estimates of inventory requirements as of December 31, 2006. Accordingly, we recorded a charge of $4.5 million in 2006 related to the prepayment of inventory that we had expected to receive in 2007 and 2008. While we believe other Actimmune related assets are recoverable for at least their $1.4 million net carrying value, if sales decline below our revised estimates, we may incur additional asset impairment charges, including inventory writedowns in excess of the $1.6 million and $0.7 million recorded in 2007 and 2008, respectively, and impairment of acquired product rights, as well as product returns.

The following table reflects the asset balances as of December 31, 2008 which may be impacted (in thousands):

2007
Finished goods inventory	$1,249
Acquired product rights, net	167

Total	$1,416

We also incurred approximately $3.4 million in personnel-related restructuring charges during 2007, primarily consisting of severance related expenses to implement our announced plan to reduce the workforce by approximately 50%. This workforce reduction was completed as of September 30, 2007. The $3.4 million personnel-related restructuring charge was comprised of approximately $2.9 million for cash severance and related benefits and $0.5 million of costs for the acceleration of options for approximately 66,000 shares of our common stock. We also incurred approximately $6.8 million in expenses in connection with the termination of our previous supply agreement with BI in the second quarter of 2007. See Note 15 below.

The activity in the accrued restructuring balance, included within accounts payable and accrued compensation on the balance sheet, was as follows for 2007 and 2008 (in thousands):

	Restructuring Liabilities at December 31, 2006	Charges	Cash Payments	Restructuring Liabilities at December 31, 2007	Charges	Cash Payments	Restructuring Liabilities at December 31, 2008
Workforce reduction	$—	$2,984	$(2,780)	$204	$—	$(166)	$38
Supply agreement termination	—	6,779	(6,779)	—	—	—	—

Totals	$—	$9,763	$(9,559)	$204	$—	$(166)	$38

5. INVESTMENT IN TARGANTA COMMON STOCK

In 2001, we entered into an asset purchase and license agreement with Eli Lilly pursuant to which we acquired worldwide rights to oritavancin. The agreement provided us with exclusive worldwide rights to develop, manufacture and commercialize oritavancin.

In December 2005, we sold the oritavancin compound to Targanta Therapeutics (“Targanta”). The terms of the agreement included upfront and clinical related contingent milestone payments of up to $9.0 million, of which $4.0 million has been received through December 31, 2008. We also received a convertible promissory note that, assuming certain clinical milestones were achieved, could have been valued at up to $25.0 million in principal amount from Targanta, which note was initially secured by the oritavancin assets. Upon the achievement by Targanta of certain corporate objectives, the notes were designed to convert into capital stock of Targanta, subject to certain limitations in the amount of voting stock that we could hold. Effective February 2007, these objectives were met by Targanta and, upon conversion of the promissory note, we received approximately 1.7 million shares of Targanta Series C preferred stock in exchange for the convertible promissory note. In October 2007, Targanta completed an initial public offering of its common stock at a price of $10.00 per share. Upon completion of the offering, our investment in Targanta was automatically converted into approximately 3.0 million shares of Targanta common stock and warrants to purchase approximately 0.1 million additional shares of Targanta common stock. These shares had been restricted for resale and were subject to a lock-up agreement that expired in April 2008. We have recorded an unrealized loss, net of taxes, of $1.8 million on approximately 840,000 of those shares valued at approximately $0.5 million at December 31, 2008 representing the portion estimated to qualify for resale within one year in accordance with SFAS 115. At December 31, 2007, the unrealized gain, net of taxes, was $3.4 million on approximately 630,000 shares valued at $5.7 million.

In January 2009, The Medicines Company announced its intent to acquire Targanta for $2.00 per share, or approximately $42.0 million and on January 27, 2009 commenced a tender offer to acquire all outstanding shares of Targanta. We have tendered our shares and received approximately $6.0 million in March 2009 upon closing of the transaction. We may also receive up to an additional $4.55 per share in contingent cash payments upon the achievement of specified regulatory and commercial milestones within certain time periods.

6. ACQUIRED PRODUCT RIGHTS

Marnac, Inc./KDL GmbH (Pirfenidone)

In 2002, we licensed from Marnac and its co-licensor, KDL, their worldwide rights, excluding Japan, Korea and Taiwan, to develop and commercialize pirfenidone for all fibrotic diseases, including renal, liver and pulmonary fibrosis. Under the agreement terms, we received an exclusive license from Marnac and KDL in exchange for an up-front cash payment of $18.8 million and future milestone and up to 9% royalty payments. During the third quarter of 2007, we recorded a $7.5 million expense for such milestone payments, which are based on the progress of clinical development of pirfenidone. If all of the milestones under this agreement had been achieved, we would have been required to make milestone payments of $14.5 million. Effective November 21, 2007, we entered into asset purchase agreements with Marnac and KDL whereby we effectively terminated the prior license agreement by purchasing, among other things, the pirfenidone-related assets covered by such prior license agreement. Under the terms of the asset purchase agreements, we made acquisition payments of approximately $13.7 million, which includes the $7.5 million expense recorded in the third quarter of 2007 relating to the 2002 license agreement. These payments have been reported as acquired research and development in our consolidated statements of operations. Contingent acquisition payments of up to an additional $53.5 million would be made by us only if positive Phase III data and registration in the United States and European Union are achieved, of which $13.5 million has been paid in March 2009. The asset purchase agreements do not affect the rights to pirfenidone in Japan, Korea and Taiwan, which rights are licensed by Marnac and KDL to Shionogi. Since the original 2002 license agreement has been effectively terminated as a result of our acquisition of such pirfenidone-related assets from Marnac and KDL, we no longer have milestone or royalty obligations thereunder.

Amgen Inc. (Interferon Gamma)

In 2002, we acquired certain pending patent applications relating to interferon gamma from Amgen in exchange for $3.5 million, of which $1.5 million was paid in June 2002, and the remaining $2.0 million was paid in January 2003. We are amortizing these product rights to operations over the expected useful product life of Actimmune. The net carrying value of this intangible asset was $0.2 million as of December 31, 2008.

Genentech, Inc. License Agreement (Actimmune)

In 1998, we obtained a license under Genentech’s patents relating to Actimmune. The license from Genentech terminates on the later of May 5, 2018 or the date that the last of the patents licensed under the agreement expires. Our licensed Actimmune rights include exclusive and non-exclusive licenses. The exclusive licenses include the right to develop and commercialize Actimmune in the United States and Canada for the treatment and prevention of all human diseases and conditions, including infectious diseases, pulmonary fibrosis and cancer, but excluding arthritis and cardiac and cardiovascular diseases and conditions. The non-exclusive licenses include the right to make or have made Actimmune for clinical and commercial purposes within our field of use in the United States and Canada. In Japan, we have the exclusive license rights to commercialize Actimmune for the treatment and prevention of all infectious diseases caused by fungal, bacterial or viral agents, including in patients with CGD or osteopetrosis. We also have the opportunity, under specified conditions, to obtain further rights to Actimmune in Japan and other countries. In addition, we received an exclusive sublicense under certain of Genentech’s patents outside the United States, Canada and Japan under the BI agreement discussed below. Under the Genentech license, we pay Genentech royalties on the revenue from sales of Actimmune and are required to make one-time payments to Genentech upon the occurrence of specified milestone events, which include the submission of a filing a BLA with the FDA for approval to market Actimmune for the treatment of particular categories of diseases, the receipt of FDA approval to market Actimmune for the treatment of particular categories of diseases and the achievement of certain annual revenue targets for Actimmune. We had made royalty payments of approximately $79.3 million, but no milestone payments, under this agreement in the aggregate through December 31, 2008. If all of the milestones under this agreement are achieved, we would be required to make milestone payments of $3.2 million, although we have no further development plans for Actimmune. We must satisfy specified diligence obligations under the agreement with Genentech to maintain our license from Genentech. Our rights to certain therapeutic uses for Actimmune under this agreement could revert to Genentech if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Connetics Corporation (Actimmune)

Through an assignment and option agreement with Connetics, we paid Connetics $5.7 million to acquire rights to Actimmune and are obligated to pay to Connetics a royalty of 0.25% of our net United States sales for Actimmune until our net United States sales cumulatively surpass $1.0 billion. Above $1.0 billion, we are obligated to pay a royalty of 0.5% of our net United States sales of Actimmune. Through a separate purchase agreement, we paid Connetics $0.4 million to acquire rights related to scleroderma and are obligated to pay Connetics a royalty of 4.0% on our net revenue from sales of Actimmune for the treatment of scleroderma. We had made royalty payments of approximately $1.7 million in the aggregate through December 31, 2008. There are no milestone payments pursuant to this agreement.

7. SPONSORED RESEARCH, LICENSE AND COLLABORATION AGREEMENTS

Roche (Protease Inhibitors)

In October 2006 we entered into a Collaboration Agreement with Roche. Under the Collaboration Agreement, we agreed to collaborate with Roche to develop and commercialize products from our HCV protease inhibitor program. The Collaboration Agreement includes our lead candidate compound ITMN-191, which entered Phase 1a clinical trials late in 2006 and phase 1b clinical trials during the third quarter of 2007. We also agreed to collaborate with Roche on a research program to identify, develop and commercialize novel second-generation HCV protease inhibitors.

        Under the terms of the Collaboration Agreement, we agreed to conduct Phase I studies for ITMN-191, and thereafter Roche agreed to lead clinical development and commercialization. Upon execution of the agreement, we received an upfront payment of $60.0 million from Roche. In addition, assuming successful development and commercialization of ITMN-191 in the United States and other countries, we could potentially receive up to an aggregate of $470.0 million in milestone payments. One milestone payment of $10.0 million was received in January 2007, which was not deemed to be substantially at risk at the execution of the Collaboration Agreement. Therefore, the upfront payment of $60.0 million and this $10.0 million milestone payment have been deferred and are being recognized ratably as collaboration revenue over the estimated period of our continuing involvement, currently expected to conclude approximately March 2028. All further milestone payments have been assessed as substantially at-risk at the execution of the agreement and will be recognized as revenue when and if these milestones are achieved, as defined in the Collaboration Agreement. In June 2007 and September 2008, we received $10.0 million and $15.0 million milestone payments, respectively, which were recognized as revenue upon receipt as the milestones were deemed substantially at-risk at the execution of the agreement. Roche agreed to fund 67% of the global development costs of ITMN-191 and, if the product is approved for commercialization by the U.S. Food and Drug Administration, we agreed to co-commercialize the product in the United States and share profits on a 50-50 basis with Roche. We are entitled to receive royalties on any sales of the product outside of the United States. We have the right to opt-out of either co-development and/or co- commercialization of ITMN-191 in exchange for higher royalties on sales outside of the United States, and royalties instead of profit sharing in the United States. The economic terms for ITMN-191 could also apply to additional compounds that we and Roche develop under the Collaboration Agreement. In connection with this agreement with Roche, we have recorded a net payable of approximately $11.4 million at December 31, 2008 and a net payable of $0.1 million at December 31, 2007.

In November 2008, we amended the Collaboration Agreement among other things to extend the research program (and consequently the research exclusivity period whereby each party is prohibited from engaging in certain competitive research activities) for an additional amount of time and to provide for certain funding by Roche of activities taking place during such extended research period. Such research funding by Roche may be credited by Roche against certain future payments in connection with Roche’s inclusion of possible additional compounds as part of its license rights granted to it under the collaboration. In connection with this amendment and Roche’s funding of certain of our research activities, we have recorded a receivable from Roche of $1.4 million as of December 31, 2008, included within accounts receivable.

Novartis Corporation (Small Molecule Therapeutics)

In 2004, we entered into a license agreement with Chiron Corporation (which was acquired by Novartis) which granted us the right to discover, develop and commercialize small molecule therapeutic agents against certain HCV targets that are covered by patents owned by Novartis. In consideration for this license, we paid Novartis a nonrefundable fee of approximately $0.4 million in 2004 and are required to make milestone payments based on the clinical progress of ITMN-191. In 2006, we expensed $0.5 million upon initiation of the Phase Ia clinical trials for ITMN-191. Assuming that all of the remaining milestones under this agreement are achieved, we will be required to make milestone payments of $4.5 million. In addition, Novartis is entitled to receive royalties on future product sales.

Array BioPharma Inc. (Small Molecule Therapeutics)

In 2002, we entered into a drug discovery collaboration agreement to create small molecule therapeutics targeting hepatitis with Array. Under that agreement, we fund drug discovery research conducted by Array during the research term based on the number of Array scientists working on the research phase of the agreement and we are responsible for all development and commercialization. Though the research phase of the agreement expired in June 2007, Array will continue to be entitled to receive milestone payments under the agreement based on the selection and progress of clinical drug candidates, as well as low single-digit royalties on net sales of products derived from the collaborative efforts. In addition, in December 2004, the agreement was amended to provide a mechanism for us to purchase certain intellectual property rights arising from the collaboration. In April 2005, we initiated a second research collaboration with Array with respect to a new hepatology target and have since terminated that agreement.

Assuming that all of the remaining milestones under these agreements are achieved, we will be required to make milestone payments of $8.5 million. Total payments related to this agreement were $1.3 million and $10.2 million for the years ended December 31, 2007 and 2006, respectively, and were recorded as research and development expenses. We did not record any research and development expense or make any payments related to Array in 2008. Included in the $10.2 million in 2006 is a $0.5 million milestone payment for the initiation of the Phase Ia clinical trial for ITMN-191.

8. FAIR VALUE

In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets (cash equivalents and investments, including accrued interest of approximately $0.8 million) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$33,952	$—	$—	$33,952
Obligations of government-sponsored enterprises	—	50,775	—	50,775
Obligations of United States government	—	9,000	—	9,000
Corporate debt securities	—	16,650	—	16,650
Commercial paper	—	20,494	—	20,494
Targanta common stock	512	—	—	512
Auction rate securities	—	—	17,514	17,514

Total	$34,464	$96,919	$17,514	$148,897

Level 3 assets consist of municipal notes investments, classified as noncurrent assets, with an auction reset feature (“auction rate securities”) whose underlying assets are generally student loans which are substantially backed by the federal government. In February 2008, auctions began to fail for these securities and each auction since then has failed. Based on the overall failure rate of these auctions, the frequency of the failures, and the underlying maturities of the securities, a portion of which are greater than 30 years, and due to the uncertainty of when we will be able to dispose of these securities, we have classified auction rate securities as long-term assets on our balance sheet. During the fourth quarter of 2008, we recorded an impairment charge of approximately $3.5 million on these securities as we believe the losses are other-than-temporary in nature given the deteriorating credit and financial markets and specifically the auction rate securities market, and our inability to hold such securities to their maturity or estimated recovery. Based on our expected operating cash flows, and our other sources of cash, including proceeds from our February 2009 public offering, and the recently announced results from our CAPACITY trials, we currently anticipate the need to liquidate these investments prior to maturity or estimated time to recovery in order to execute our current business plans. These investments were recorded at fair value as of December 31, 2008 based on a discounted cash flow analysis. The assumptions used in preparing the discounted cash flow model include estimates of, based on data available as of December 31, 2008, interest rates, timing and amount of cash flows, credit and liquidity premiums, and expected holding periods of these securities. Given the current market environment, these assumptions are volatile and subject to change, which could result in significant changes to the fair value of these securities in future periods. Since December 31, 2007, two of our auction rate securities with an aggregate fair value of $6.0 million were redeemed at par value. The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets as of December 31, 2008 (in thousands):

Auction rate Securities
Balance at December 31, 2007	$27,000
Impairment charge included in other income (expense)	(3,506)
Net settlements	(6,000)

Balance at December 31, 2008	$17,494

9. AVAILABLE-FOR-SALE INVESTMENTS

The following is a summary of our available-for-sale investments as of December 31, 2008 and 2007 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
Obligations of government-sponsored enterprises	$50,418	$357	$—	$50,775
Money market funds	33,952	—	—	33,952
Commercial paper	20,477	17	—	20,494
Corporate debt securities	16,676	44	(70)	16,650
Obligations of United States government	9,000	—	—	9,000
Targanta common stock	—	512	—	512
Auction rate securities	17,514	—	—	17,514

Total	$148,037	$930	$(70)	$148,897

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Reported as:
Cash equivalents	$57,941	$8	$—	$57,949
Available-for-sale securities	72,582	922	(70)	73,434
Noncurrent available-for-sale securities	17,514	—	—	17,514

Total	$148,037	$930	$(70)	$148,897

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007
Obligations of government-sponsored enterprises	$135,813	$181	$—	$135,994
Corporate debt securities	34,526	110	(3)	34,633
Commercial paper	12,815	—	(53)	12,762
Targanta common stock	—	5,687	—	5,687
Auction rate securities and money market funds	39,150	—	—	39,150

Total	$222,304	$5,978	$(56)	$228,226

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Reported as:
Cash equivalents	$81,861	$20	$(1)	$81,880
Available-for-sale securities	140,443	5,958	(55)	146,346

Total	$222,304	$5,978	$(56)	$228,226

Realized gains and losses and declines in value, judged to be other than temporary, on available-for-sale securities are included in other income (expense) for the years 2008, 2007 and 2006. Realized gains and losses were calculated based on the specific identification method and were approximately ($3.2) million in 2008 and $0 in both 2007 and 2006. During the fourth quarter of 2008, we recorded an impairment charge of approximately $3.5 million related to the writedown of our auction rate securities as we believe the losses are other-than-temporary in nature given the deteriorating credit and financial markets and specifically the auction rate securities market. Unrealized holding gains and losses on securities classified as available-for-sale are recorded in accumulated other comprehensive income, net of tax. Our investment in Targanta common stock consisted of approximately 3.0 million shares of which we have recorded an unrealized gain on approximately 840,000 of those shares representing the portion estimated to qualify for resale within one year. See Note 5 above.

The following is a summary of the amortized cost and estimated fair value of available-for-sale securities at December 31, by contractual maturity (excludes Targanta common stock) (in thousands):

	December 31, 2008
	Amortized Cost	Fair Value
Mature in less than one year	$120,133	$120,537
Mature in one to three years	10,390	10,333
Mature in over three years	17,514	17,514

Total	$148,037	$148,384

10. BALANCE SHEET DETAIL

Property and equipment and related accumulated depreciation and amortization is as follows at December 31 (in thousands):

	2008	2007
Computer and laboratory equipment	$12,966	$11,060
Office furniture and fixtures	3,721	3,710
Leasehold improvements	9,816	9,839

	26,503	24,609
Less accumulated depreciation and amortization	(19,921)	(16,491)

Total	$6,582	$8,118

Other accrued liabilities consist of the following at December 31 (in thousands):

	2008	2007
Accrued clinical trial costs	$8,186	$4,624
Liability under government settlement—current	6,023	7,174
Deferred collaboration revenue—current	3,272	3,272
Accrued interest	1,487	142
Royalties payable	709	884
Medicaid rebates	365	256
Provision for returns and rebates	294	378
Accrued research and development	733	812
Other accrued liabilities	950	618

Total other accrued liabilities	$22,019	$18,160

11. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). We include in other comprehensive income (loss) changes in the fair value of derivatives designated as foreign currency cash flow hedges and unrealized gains and losses on our available-for-sale securities, including approximately 840,000 shares of Targanta common stock, which represents the portion of our holdings that are estimated to qualify for resale within one year. The activity in other comprehensive income (loss) is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net loss	$(106,496)	$(100,079)	$(116,730)
Change in unrealized gain/(loss) on available-for-sale securities, net of tax benefit of $2,275 in 2007	(5,062)	3,719	(7)
Change in realized and unrealized gain on foreign currency hedge	—	(212)	(607)

Comprehensive loss	$(111,558)	$(96,572)	$(117,344)

Accumulated other comprehensive income (loss) consists of the following at (in thousands):

	December 31,
	2008	2007
Net unrealized gain (loss) on available-for-sale securities, net of tax of $2,275 at December 31, 2008 and December 31, 2007, (including ($1,763) and $3,412, respectively, related to Targanta shares)	$(1,415)	$3,647

12. CONVERTIBLE DEBT

In February 2004, we issued 0.25% convertible senior notes due March 1, 2011 in an aggregate principal amount of $170.0 million (the “2011 Notes”). The 2011 Notes are convertible into our common stock at the option of the holder at a conversion price of approximately $21.63 per share, subject to adjustment in certain circumstances. Interest on the 2011 Notes is payable semiannually in arrears on March 1 and September 1 of each year. The 2011 Notes are unsecured and rank on parity with all existing and future senior unsecured debt and prior to all subordinated indebtedness. In addition, the 2011 Notes are effectively subordinated to any existing and future secured debt to the extent of the value of the collateral securing such debt. Offering expenses of $3.1 million (subject to adjustment for the extinguishment described below) related to the sale of the 2011 Notes were recorded in other assets and are being amortized to interest expense using the effective interest method over the term of the 2011 Notes, which is seven years from the date of issuance.

On June 24, 2008, we issued $85.0 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2015 (the “2015 Notes”) to certain holders (the “Holders”) of our existing 2011 Notes in exchange for $85.0 million in aggregate principal amount of their 2011 Notes. The 2015 Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior debt, including the 2011 Notes, and rank senior in right of payment to all of our existing and future subordinated debt. The 2015 Notes were exchanged by us with the Holders exclusively and solely for the 2011 Notes in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Debt issuance costs of approximately $0.6 million related to the sale of the 2015 Notes were recorded in other assets and are being amortized to interest expense using the effective interest method over the term of the 2015 Notes, which is approximately seven years from the date of issuance. The remaining $85.0 million in principal amount of the 2011 Notes have not been modified or extinguished.

The terms of the 2015 Notes are substantially similar to the 2011 Notes, except, among other things, the following: (i) the 2015 Notes will mature on March 1, 2015 as opposed to March 1, 2011; (ii) the 2015 Notes bear interest at a rate of 5.00% per annum as opposed to .25% per annum; (iii) holders of the 2015 Notes may convert their 2015 Notes into shares of our common stock at a conversion rate of 52.9661 shares per $1,000 principal amount of notes (representing a conversion price of approximately $18.88 per share), subject to adjustment, whereas holders of the 2011 Notes may convert their 2011 Notes into shares of common stock at a conversion rate of 46.2283 shares per $1,000 principal amount of notes (representing a conversion price of approximately $21.63 per share), subject to adjustment; (iv) the conversion rate for the 2015 Notes will be increased in certain circumstances that constitute a fundamental change of the Company and in connection with a withholding tax redemption; and (v) we can only settle conversion of the 2015 Notes by delivery of shares of common stock as opposed to our ability to settle conversion of the 2011 Notes by delivery of cash (or a combination of cash and shares) in lieu of shares.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) that significantly impacts the accounting for convertible debt. We adopted FSP APB 14-1 on January 1, 2009. The FSP requires the issuer of convertible debt that may be settled in shares or cash upon conversion at their option, such as our 0.25% convertible senior notes due March 2011 (the “2011 Notes”) that are currently outstanding, to account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. Although FSP ABP 14-1 has no impact on our actual past or future cash flows, it requires us to record non-cash interest expense as the debt discount is amortized.

Information about the carrying amounts of the equity component, the principal amount of the liability component, its unamortized discount, and its net carrying amount are as follows (in thousands):

	December 31, 2008	December 31, 2007
Carrying amount of equity component	$58,523	$75,790

Principal amount of liability component	$85,000	$170,000
Unamortized discount	(14,915)	(41,737)

Net carrying amount of liability component	$70,085	$128,263

The remaining discount will be amortized over the remaining period of the debt through its first redemption date, March 1, 2011. The effective interest rate on the liability component is 9.4%. The amount of interest cost recognized relating to the contractual interest rate and the amortization of the discount on the liability component is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Contractual interest	$319	$425	$425
Amortization of debt discount	8,860	10,860	9,907

Total interest expense recognized	$9,179	$11,285	$10,332

Exchange of 2011 Notes

As noted above, in February 2004, we issued 0.25% convertible senior notes due March 1, 2011 in an aggregate principal amount of $170.0 million (the “2011 Notes”). On June 24, 2008, we issued $85.0 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2015 (the “2015 Notes”) to certain holders (the “Holders”) of our existing 2011 Notes in exchange for $85.0 million in aggregate principal amount of their 2011 Notes. The 2015 Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior debt, including the 2011 Notes, and rank senior in right of payment to all of our existing and future subordinated debt. The 2015 Notes were exchanged by us with the Holders exclusively and solely for the 2011 Notes in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Debt issuance costs of approximately $0.6 million related to the sale of the 2015 Notes were recorded in other assets and are being amortized to interest expense using the effective interest method over the term of the 2015 Notes, which is approximately seven years from the date of issuance. The remaining $85.0 million in principal amount of the 2011 Notes have not been modified or extinguished.

FSP APB 14-1 requires that the value of the consideration paid to exchange the Notes be allocated (1) to the extinguishment of the liability component and (2) to the reacquisition of the equity component. The amount allocated to the extinguishment of the liability component is equal to the fair value of that component immediately prior to extinguishment. The difference between the consideration attributed to the extinguishment of the liability component and the sum of (a) the net carrying amount of the repurchased liability component, and (b) the related unamortized debt issuance costs, is recognized as a loss on debt extinguishment. The remaining settlement consideration is allocated to the reacquisition of the equity component of the repurchased Notes and recognized as a reduction of stockholders’ equity.

Information about the exchange and the related loss is as follows (in thousands):

June 2008 exchange
Principal amount of 2011 Notes exchanged	$85,000

Amount allocated to:
Extinguishment of liability component	$67,733
Reacquisition of equity component	17,267

Principal amount of 2015 Notes issued	$85,000

2011 Notes exchanged	$85,000
Extinguishment of liability component	(67,733)
Unamortized discount on exchanged senior notes	(17,961)
Related debt issuance costs	(600)

Loss on extinguishment of debt	$(1,294)

13. STOCKHOLDERS’ EQUITY

Employee Stock Purchase Plan

To provide employees with an opportunity to purchase our common stock through payroll deductions, our board of directors adopted the 2000 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, employees, subject to certain restrictions, may purchase shares of common stock at 85% of the fair market value at either the date of eligibility for enrollment or the date of purchase, whichever is less. Purchases are limited to the lesser of 15% of each employee’s eligible annual compensation or $25,000. Through the end of December 2008, we issued a cumulative total of 771,776 shares under the ESPP, including 71,833 issued in 2008, and 1,616,734 shares remained available for future issuance at December 31, 2008. Beginning January 1, 2001 and continuing through and including January 1, 2006, the amount of common stock reserved for issuance under the ESPP increased annually on that date by the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on such January 1, (ii) 400,000 shares of common stock, or (iii) a number of shares as determined by the board of directors prior to January 1, which shall be lesser than (i) or (ii) above.

Restricted Stock Awards

In May 2008 and May 2007, we granted employees restricted stock awards for approximately 151,000 shares and 128,000 shares of our common stock, respectively, with weighted-average fair values of $15.34 and $25.50 per share, respectively, that vest annually over a four year period. In January 2006 we granted employees restricted stock awards for 404,450 shares of our common stock with a weighted-average fair value of $19.30 per share that became fully vested in January 2008 upon the Company’s achievement of the fourth of four different performance-based milestones. Vesting occurred at the rate of twenty-five percent each for the four different milestones over the two-year period. In May 2006, the first of the four milestones was met and in January and March 2007, the second and third milestones were met, respectively. Grants made in 2004 (none were granted in 2005) vested annually over a four-year period, thirty percent in each of the first three years and the final ten percent in 2008. Restricted stock awards are shares of common stock which are forfeited if the employee leaves the Company prior to vesting. As a result of all of these restricted stock awards, we recognized $1.1 million in compensation expense during the year ended December 31, 2008, compared to $2.7 million and $6.0 million in the years ended December 31, 2007 and 2006, respectively. As all of the restricted stock awards vest through 2009 and beyond, we will continue to recognize stock based compensation expense related to the grants of these restricted awards. These stock awards offer employees the opportunity to earn shares of our stock over time, rather than options that give the employee the right to purchase stock at a set price. If all of the remaining restricted stock awards that were granted in 2006, 2007 and 2008 vest, we will recognize approximately $3.9 million in compensation expense over a weighted average remaining period of 2.6 years. However, no compensation expense will be recognized for stock awards that do not vest.

A summary of our restricted stock activity is presented in the following table:

Restricted Stock Awards	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2005	175,651	$16.02
Granted	424,450	19.43
Vested	(161,959)	18.08
Forfeited	(92,774)	17.77

Nonvested at December 31, 2006	345,368	$18.78
Granted	128,077	25.50
Vested	(233,258)	18.54
Forfeited	(30,478)	19.27

Nonvested at December 31, 2007	209,709	$23.08
Granted	150,748	15.34
Vested	(88,280)	20.56
Forfeited	(13,924)	21.38

Nonvested at December 31, 2008	258,253	$19.51

Stock Compensation Plans

In 1999, we adopted the 1999 Equity Incentive Plan (“1999 Plan”). The 1999 Plan provided for the granting of options to purchase common stock and the issuance of shares of common stock, subject to repurchase rights, to directors, employees and consultants. Certain options were immediately exercisable, at the discretion of our board of directors. Shares issued pursuant to the exercise of an unvested option are subject to the right of repurchase which lapses over periods specified by the board of directors, generally four years from the date of grant. In 2000, we terminated all remaining unissued shares under the 1999 Plan amounting to 121,584 shares. Under the 1999 Plan, 46,550 shares have been granted to employees that are subject to repurchase as of December 31, 2008.

In 2000, our board of directors adopted the 2000 Equity Incentive Plan, which was most recently amended and approved by stockholders in 2007 and re-named the Amended and Restated 2000 Equity Incentive Plan (“2000 Plan”). In 2000, a total of 2.0 million shares of common stock were initially reserved for issuance under the 2000 Plan. In 2002, 2004 and 2007 an additional 2.5 million, 1.0 million and 1.5 million shares of common stock, respectively, were reserved for issuance under the 2000 Plan. The 2000 Plan provides for the granting of options to purchase common stock and the issuance of shares of common stock, subject to repurchase rights, to directors, employees and consultants. Shares issued pursuant to the exercise of an unvested option are subject to our right of repurchase which lapses over periods specified by the board of directors, generally four years from the date of grant. Options not immediately exercisable generally vest up to a maximum of four years. Options previously granted under the 2000 Plan had a maximum term of 10 years. Effective May 15, 2007, new option grants have a maximum term of 7 years.

In 2000, our board of directors adopted the 2000 Non-Employee Directors’ Stock Option Plan, which was most recently amended in 2007 and re-named the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”). In 2000, a total of 180,000 shares of common stock were initially reserved for issuance under the Directors’ Plan. From 2001 through 2004, an additional 1,090,000 shares of common stock were reserved for issuance under the Director’s Plan. The Directors’ Plan provides for the granting of options to purchase common stock and the issuance of shares of common stock, subject to repurchase rights, to directors of InterMune.

Shares issued pursuant to the exercise of an unvested option are subject to our right of repurchase which lapses over periods specified by the board of directors, generally one year from the date of grant for annual grants and three years from the date of grant for initial grants made to new directors. Options not immediately exercisable generally vest over four years. Options granted under the Directors’ Plan have a maximum term of 10 years.

The stock option and related activity under all of our stock option plans is summarized as follows:

	Outstanding Options
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price per Share
Balance at December 31, 2005	1,700,906	6,449,030	$19.22
Stock options granted	(1,406,716)	1,406,716	$16.15
Restricted shares granted	(424,450)	—	—
Forfeited stock options	1,240,435	(1,240,435)	$25.10
Restricted shares forfeited	92,774	—	—
Stock options exercised	—	(1,225,763)	$15.18

Balance at December 31, 2006	1,202,949	5,389,548	$17.99
Stock options granted	(515,700)	515,700	$25.37
Restricted shares granted	(128,077)	—	—
Forfeited stock options	699,972	(699,972)	$19.77
Restricted shares forfeited	30,478	—	—
Stock options exercised	—	(534,008)	$14.30

Balance at December 31, 2007	1,289,622	4,671,268	$18.96
Stock options granted	(670,725)	670,725	$15.62
Restricted shares granted	(150,748)	—	—
Forfeited stock options	655,651	(655,651)	$19.45
Restricted shares forfeited	13,924	—	—
Stock options exercised	—	(89,783)	$12.04

Balance at December 31, 2008	1,137,724	4,596,559	$18.54

At December 31, 2008, the weighted average remaining contractual term for the outstanding options was 5.8 years and the aggregate intrinsic value was approximately $0.5 million on that date. The total intrinsic value of options exercised during the year ended December 31, 2008 was approximately $0.4 million. Intrinsic value for stock options is defined as the difference between the market value and the exercise price on the date of exercise.

The following table summarizes information about options outstanding at December 31, 2008:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 4.50 – $12.74	1,151,364	5.92	$11.21	1,071,998	$11.12
$13.26 – $15.40	1,276,152	6.99	$15.17	549,835	$15.06
$15.41 – $21.51	1,150,205	5.41	$19.30	977,442	$19.54
$22.02 – $49.26	1,018,838	4.53	$30.18	786,554	$31.59

	4,596,559	5.78	$18.54	3,385,829	$18.95

At December 31, 2008, the weighted average remaining contractual term for options exercisable is 5.5 years and the aggregate intrinsic value for those shares is approximately $0.5 million. If all of the remaining nonvested and outstanding stock option awards that have been granted became vested, we will recognize approximately $12.8 million in compensation expense over a weighted average remaining period of 2.2 years. However, no compensation expense will be recognized for any stock awards that do not vest.

Stockholder Rights Agreement

        In July 2001, our board of directors approved the adoption of a stockholder Rights Agreement, which provided for the distribution of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. The dividend was paid on August 3, 2001 to the stockholders of record on that date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $390.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The Rights will be exercisable upon the earlier of: (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common shares (an “Acquiring Person”), or (ii) ten business days (or such later date as may be determined by action of the board of directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person. In October 2004, the Rights Agreement was amended to allow Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) to acquire ownership of up to 25% of our issued and outstanding common stock in open market purchases without becoming an Acquiring Person. Jonathan S. Leff, a member of our board of directors, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.

In the event that any person, entity or group of affiliated or associated persons become an Acquiring Person, each holder of a Right will have the right to receive, upon exercise, the number of common shares having a market value of two times the exercise price of the Right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, each holder of a Right will have the right to receive, upon the exercise at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common shares, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a Preferred Share, per Right (or, at our election, we may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment. The Rights will expire on August 3, 2011, unless we redeem or exchange them.

Public Offering

On September 26, 2007, we completed a public offering of approximately 4.0 million shares of registered common stock, at a price of $19.50 per share. We received net proceeds of approximately $73.4 million after deducting underwriting fees of $4.7 million and other related expenses of $0.4 million.

Reserved Shares

At December 31, 2008, common stock subject to future issuance is as follows:

Common stock issuable upon conversion of convertible senior notes	8,431,524
Outstanding common stock options	4,596,559
Common stock available for grant under stock option plans	1,137,724
Common stock available for grant under the 2000 Employee Stock Purchase Plan	1,616,734

Total	15,782,541

Valuation and Expense Information under SFAS 123(R)

The following table reflects stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2008	2007	2006
Research and development	$2,627	$6,012	$8,127
General and administrative	4,170	6,224	8,395
Restructuring charges	—	482	—

Total stock-based compensation expense	$6,797	$12,718	$16,522

Approximately $0.3 million has been included in G&A expense for the year ended December 31, 2006 in connection with the amendment to our Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan, which allows the board of directors to specify in a directors’ stock option agreement a longer or shorter period of time by which a director must exercise the option before the option terminates.

Our method of valuation for share-based awards is based on the Black-Scholes model. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. A description of the assumptions follows:

•

We estimated expected volatility using a blend of implied volatility based on market-traded options on our common stock and historical volatility of our common stock over the contractual life of the options.

•	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

•

The expected life of options granted represents the period of time the options are expected to be outstanding. The Company has applied the provisions of SAB 107 as amended by SAB 110 to determine the expected term.

•	The expected dividend yield is based on our current dividend yield as the best estimate of projected dividend yield for periods within the contractual life of the option.

We estimated the fair value of each option grant on the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected stock price volatility	78%	58%	56%
Risk-free interest rate	3.3%	4.8%	5.0%
Expected term (in years)	4.6	4.9	6.0
Expected dividend yield	—	—	—

The weighted-average fair value per share of options granted during the years ended December 31, 2008, 2007 and 2006 was $9.78, $13.72 and $9.30, respectively.

        We estimated the fair value of the employees’ stock purchase rights using the Black-Scholes model with the following weighted-average assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected stock price volatility	77%	56%	65%
Risk-free interest rate	1.8%	4.5%	4.1%
Expected term (in years)	0.5	1.0	1.8
Expected dividend yield	—	—	—

The weighted-average fair value for purchase rights granted under the employee stock purchase plan for the years ended December 31, 2008, 2007 and 2006 was $6.02, $7.25 and $6.21, respectively.

As stock-based compensation expense recognized in the Consolidated Statement of Operations for fiscal years 2008, 2007 and 2006 is based on awards ultimately expected to vest, each has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

14. INCOME TAXES

The Company’s benefit for income taxes consists of the following (in thousands):

	2008	2007	2006
Deferred:
Federal	$—	$1,934	$—
State	—	341	—

Totals	$—	$2,275	$—

The tax benefit recorded in 2007 primarily relates to net operating losses that we concluded are realizable based on our estimate of future taxable income resulting from future potential sales of our shares of Targanta common stock.

A reconciliation of the Company’s recorded income tax benefit to the U.S. statutory rate follows (in thousands):

	2008	2007	2006
Federal tax benefit at statutory rate	$(42,080)	$(34,800)	$(39,689)
Increase (reduction) in tax resulting from:
State taxes, net of federal benefits	(8,187)	(1,329)	(11,461)
Change in valuation allowance	63,270	17,012	61,412
Research and development and orphan drug credits	(14,168)	(10,728)	(2,038)
Change in deferreds	(5,095)	26,037	(20,180)
Stock options	610	(2,668)	(636)
Government settlement	—	—	12,561
Other	5,650	4,201	31

Totals	$—	$(2,275)	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amount used for income tax purposes.

Significant components of our deferred taxes are as follows at December 31 (in thousands):

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$201,000	$162,000
Research and development credits	63,000	50,000
Capitalized research and development costs	12,000	15,000
Deferred revenue	25,000	23,000
Other, net	18,000	16,000

Total deferred tax assets	319,000	266,000
Valuation allowance	(312,994)	(247,515)

Net deferred tax assets	$6,006	$18,485
Deferred tax liability:
Debt discount, net of issuance costs	(5,801)	(16,210)
Unrealized gain on investments, including Targanta common stock	(205)	(2,275)

Net deferred tax liabilities	(6,006)	(18,485)

Net deferred tax	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The valuation allowance increased by $65.5 million, $15.9 million, and $61.8 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred tax assets related to carryforwards at December 31, 2008 include approximately $10.0 million associated with stock option activity for which any subsequently recognized tax benefits will be credited directly to stockholders equity.

        As of December 31, 2008, we had federal net operating loss carryforwards of approximately $532.4 million. The net operating loss carryforwards will expire at various dates beginning in 2018 through 2028 if not utilized. We also have federal research and development tax credits of approximately $21.1 million that will expire in the years 2018 through 2028 and federal Orphan Drug tax credits of approximately $47.2 million that will expire in the years 2022 through 2028. In addition, we had net operating loss carryforwards for state income tax purposes of approximately $201.7 million that expire in the years 2012 through 2028 and state research and development tax credits of approximately $16.1 million that do not expire.

Utilization of the net operating losses may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

Gross Unrecognized Tax Benefits
Balance at January 1, 2007	$10,415
Increases related to current year tax positions	2,954

Balance at December 31, 2007	$13,369
Decreases related to prior year tax positions	(340)
Increases related to current year tax positions	3,852

Balance at December 31, 2008	$16,881

At December 31, 2008 and 2007, the Company had unrecognized tax benefits of approximately $16.9 million and $13.4 million, respectively. The unrecognized tax benefits, if recognized, would not have an impact on the Company’s effective tax rate. The Company does not expect a significant change to its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business.

We file income tax returns in the U.S. federal and various state and local jurisdictions. The 2005 tax year which we had previously been under examination by the Internal Revenue Service has been reviewed and accepted. Remaining tax years from 1998 through 2007 remain open to examination by the major taxing authorities to which we are subject. Our policy is to record interest related to uncertain tax positions as interest and any penalties as other expense in our consolidated statement of operations. As of the date of adoption of FIN 48 and through December 31, 2008, we did not have any interest or penalties associated with unrecognized tax benefits.

15. COMMITMENTS AND CONTINGENCIES

Leases

We have a non-cancelable lease for facilities, which expires in 2011. Total rent expense was approximately $4.1 million, $4.1 million and $4.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following is a schedule by year of future minimum lease payments of all leases at December 31, 2008 (in thousands):

Year	Operating Leases
2009	$4,981
2010	5,153
2011	1,712

$11,846

The operating lease for our facility requires a letter of credit secured by a restricted cash balance with our bank. The amount of the letter of credit approximates 6-12 months of operating rent payable to the landlord of the facility and is effective until we reach profitability. At December 31, 2008 and 2007, restricted cash under this letter of credit amounted to $1.4 million.

Purchase Commitments

In January 2000, we entered into an agreement with BI for the clinical and commercial supply of Actimmune. The agreement, which had been amended from time to time, generally provided for the exclusive supply by BI and exclusive purchase by us of Actimmune. This contractual obligation to BI was denominated in euros. Prior to the failure of the INSPIRE trial, we had future purchase obligations of approximately $91.6 million. Given the fact that the Phase III INSPIRE trial was unsuccessful and was discontinued in March 2007, we entered into a termination agreement (“Termination Agreement”) with BI. The Termination Agreement provides for the termination of the existing supply agreement dated January 2000, as amended, for the clinical and commercial supply of Actimmune conditioned upon and coincident with the entry by us and BI into a new agreement for the clinical and commercial supply of Actimmune. In consideration of the entry into the Termination Agreement, we incurred approximately $6.8 million in termination expenses during the second quarter of 2007, which have been included in restructuring charges in our consolidated statement of operations. Pursuant to the Termination Agreement and new supply agreement, we eliminated $91.6 million in future purchase commitments for Actimmune for the years 2007 to 2012. On June 29, 2007, InterMune and BI entered into a new agreement for the clinical and commercial supply of Actimmune (“Supply Agreement”). Under the terms of the new Supply Agreement, we are not required to make any minimum annual purchase commitments and BI is not required to commit to reserving any minimum annual capacity for the manufacture of Actimmune. On a going forward basis, the product will be purchased based upon a rolling forecast. The new Supply Agreement is effective as of June 29, 2007 and will expire on December 31, 2012. If BI is not able to supply all of our requirements for Actimmune, we may choose an additional manufacturer. However, we are not entitled to seek such a secondary source until BI has informed us of its unwillingness or inability to meet our requirements. Either party has the right to terminate the Supply Agreement if the other party materially breaches its obligations thereunder. In addition, we have the right to terminate the Supply Agreement immediately in the event that health authorities prevent distribution of Actimmune for all indications.

Contingent Payments

We may be required to make contingent milestone payments to the owners of our licensed products or the suppliers of our drug compounds in accordance with our license, commercialization and collaboration agreements in the aggregate amount of $70.9 million if all of the milestones per the agreements are achieved. These milestones include development, regulatory approval, commercialization and sales milestones. Of the $70.9 million in aggregate milestone payments, $53.5 million in contingent payments would be made by us only if positive Phase III data and registration in the United States and European Union are achieved for pirfenidone, of which $13.5 million has been paid in March 2009. Potential milestone payments of $3.2 million are related to the further development of Actimmune, which we have no current plan to do, and therefore we do not expect to pay these amounts.

Department of Justice Settlement

On November 9, 2004, we received a subpoena from the U.S. Department of Justice requiring us to provide the Department of Justice with certain information relating to Actimmune, including information regarding the promotion and marketing of Actimmune. On October 25, 2006 we reached a comprehensive settlement with the government to resolve all claims without criminal sanctions relating to promotional activities for Actimmune for IPF by our former employees during a period ending in June 2003. As part of this comprehensive settlement, we entered into a Civil Settlement Agreement with the United States Department of Justice and the

United States Attorney’s Office for the Northern District of California. In addition, we entered into a Deferred Prosecution Agreement with the United States Attorney’s Office for the Northern District of California and a Corporate Integrity Agreement with the Office of the Inspector General of the United States Department of Health and Human Services.

Under the terms of the Civil Settlement Agreement, we agreed to pay $36.9 million plus 5% interest on the then outstanding principal balance to the government over a period of five years, an amount to be shared between the Federal and participating State governments as per the agreement and the Medicaid Program. In October 2008, we entered into settlement and release agreements with the majority of the participating State governments pursuant to which the State portion of the aforementioned $36.9 million was distributed among such participating State governments. We recorded a $36.9 million charge during 2006 to reflect the final terms of the Civil Settlement Agreement. We paid $8.4 million, $4.1 million and $4.1 million in 2008, 2007 and 2006, respectively, and are required to make additional payments on the remaining settlement amount over the next three years in annual installments. The Civil Settlement Agreement contains a provision for the acceleration of certain of the $36.9 million in original scheduled principal payments if we receive over $150.0 million from partnering, license fees and milestone payments (excluding any research and development contributions), external debt and equity financing during the term of the Civil Settlement Agreement, subject to a cap on any acceleration of payment of $10.0 million in any one year. Since entering into the Civil Settlement Agreement, we have received $35.0 million in license fees and milestone payments under our various partnering and collaboration agreements and approximately $136.9 million in equity financing. As a result, we have exceeded the aforementioned $150.0 million threshold by approximately $21.9 million and have made an accelerated payment to the U.S. Department of Justice of approximately $4.4 million in March 2009.

The following table reflects the schedule of payments due under the settlement as of December 31, 2008 and does not reflect the impact of the $4.4 million accelerated payment described above (in thousands):

Year	Principal	Interest	Total
2009	5,826	1,174	7,000
2010	8,118	882	9,000
2011	9,524	476	10,000

Total	$23,468	$2,532	$26,000

Under the terms of the Deferred Prosecution Agreement, the United States Attorney’s Office for the Northern District of California will file an Information charging us with one count of off-label promotion of Actimmune for use with IPF, but will defer prosecution of such charge during the two year term of the Deferred Prosecution Agreement. The Deferred Prosecution Agreement became effective December 2006 when it was approved by the United States District Court for the Northern District of California. As a result, the two year term of such agreement expired December 2008 and the Information filed against us has since been dismissed.

Under the terms of the Corporate Integrity Agreement, the Office of the Inspector General of the United States Department of Health and Human Services agrees to waive any potential exclusion of us from participation in federal health care programs provided that we comply with the terms of the Corporate Integrity Agreement for a period of five years. As part of the agreement, we agreed to retain an independent review organization to conduct periodic reviews of our promotional processes and policies as well as reviews of certain medical affairs group records.

Legal Proceedings

On May 8, 2008, a complaint was filed in the United States District Court for the Northern District of California entitled Deborah Jane Jarrett, Nancy Isenhower, and Jeffrey H. Frankel v. InterMune, Inc., W. Scott Harkonen, and Genentech, Inc. , Case No. C-08-02376 (the “Jarrett Action”). Plaintiffs alleged that they were administered Actimmune, and they purported to sue on behalf of a class of consumers and other end-payors of Actimmune. The complaint alleged that the Company fraudulently misrepresented the medical benefits of Actimmune for the treatment of IPF and promoted Actimmune for IPF. The complaint asserted various claims against the Company, including civil RICO, unfair competition, violation of various state consumer protection statutes, and unjust enrichment. The complaint sought various damages in an unspecified amount, including compensatory damages, treble damages, punitive damages, restitution, disgorgement, prejudgment and post-judgment interest on any monetary award, and the reimbursement of the plaintiffs’ legal fees and costs. The complaint also sought equitable relief.

On June 11, 2008, a nearly identical complaint was filed in the United States District Court for the Northern District of California entitled Linda K. Rybkoski v. InterMune, Inc., W. Scott Harkonen, and Genentech, Inc. , Case No. CV-08-2916 (the “Rybkoski Action”). Plaintiff in this action alleged that she was administered Actimmune and purported to sue on behalf of a class of consumers and other end-payors of Actimmune. The complaint alleged virtually identical facts to those alleged in the Jarrett Action; it also asserted the same claims against the Company and sought the same relief. On July 23, 2008, the Rybkoski Action was ordered related to the Jarrett Action and is now pending before the same judge and is proceeding on the same schedule.

        On August 8, 2008, a similar complaint was filed in the United States District Court for the Northern District of California entitled Zurich American Insurance Company v. Genentech, Inc., InterMune, Inc., and W. Scott Harkonen , Case No. CV-08-3797 (the “Zurich Action”). Plaintiff in the Zurich Action, which allegedly provides health and pharmacy benefits to its insureds in the 50 states, the District of Columbia, and several U.S. territories, alleged that it paid for prescriptions of Actimmune and purported to sue on behalf of a class of third-party payors of Actimmune. The complaint alleged similar facts to those alleged in the Jarrett and Rybkoski Actions, and it also asserted civil RICO, unfair competition, various state consumer protection, and unjust enrichment claims against the Company. The complaint sought various damages in an unspecified amount, including compensatory damages, treble damages, punitive damages, prejudgment interest on all damages, and the reimbursement of the plaintiffs’ legal fees and costs. The complaint also sought a declaration that the conduct alleged was unlawful, as well as injunctive relief. On September 5, 2008, the Zurich Action was ordered related to the Jarrett Action and assigned to the same judge.

On September 26, 2008, Plaintiffs in the Jarrett, Rybkoski, and Zurich Actions filed an identical First Amended Class Action Complaint in all three actions. The First Amended Complaint, a putative nationwide class action on behalf of consumers and other end-payors of Actimmune, is very similar to the first complaint that was filed in the Jarrett Action. It alleges the same basic facts, namely, that the Company fraudulently misrepresented the medical benefits of Actimmune for the treatment of IPF and promoted Actimmune for IPF. The First Amended Complaint asserts various claims against the Company, including civil RICO, unfair competition, violation of various state consumer protection statutes, and unjust enrichment. The First Amended Complaint seeks various damages in an unspecified amount, including the same categories of damages and other relief that were originally sought in the Jarrett Action.

On October 20, 2008, InterMune and the other defendants filed motions to dismiss the First Amended Complaint in the Jarrett, Rybkoski, and Zurich Actions. On September 29, 2008, a similar complaint was filed in the United States District Court for the Northern District of California entitled Government Employees Health Association, Inc. v. InterMune, Inc., W. Scott Harkonen and Genentech, Inc. , Case No. CV-08-4531 (the “GEHA Action”). Plaintiff in the GEHA Action is allegedly a national health insurance plan serving federal employees and retirees, as well as their families. Plaintiff alleges that it paid for more than $4 million of Actimmune prescriptions during the class period, and it purports to sue on behalf of a class of consumers and other end-payors of Actimmune. The complaint alleges that the Company fraudulently misrepresented the medical benefits of Actimmune for the treatment of IPF and promoted Actimmune for IPF. The complaint asserts the same causes of action against the Company as the Jarrett, Rybkoski, and Zurich Actions, including civil RICO, unfair competition, violation of various state consumer protection statutes, and unjust enrichment. The complaint seeks various damages in an unspecified amount, including compensatory damages, treble damages, punitive damages, restitution, disgorgement, prejudgment and post-judgment interest on any monetary award, and the reimbursement of the plaintiffs’ legal fees and costs. The complaint also seeks appropriate equitable relief. The GEHA action was subsequently related to the other actions, so that all four are pending before the same judge. By stipulation, the parties to the GEHA Action agreed that the briefing already submitted on the motions to dismiss in the Jarrett, Rybkoski, and Zurich Actions would constitute the briefing on a motion to dismiss in the GEHA Action.

The motions to dismiss in all four cases were heard on February 2, 2009, and the motions were taken under submission by the Court. We expect a ruling sometime in March or April 2009, although it may take longer. The court had stayed discovery until at least the time of the hearing on the motions to dismiss, and no party has sought to conduct discovery following the February 2, 2009 hearing. In the meantime, on February 24, 2009, the plaintiffs in all four actions sought to consolidate the four actions for purposes of pretrial proceedings; the defendants have not opposed this request, and the Court has not yet ruled on it.

The Company believes it has substantial factual and legal defenses to the claims at issue and intends to defend the actions vigorously. We may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if we believe settlement is in the best interests of our shareholders. We cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

Indemnity Agreement

On or about March 22, 2000, the Company entered into an Indemnity Agreement with W. Scott Harkonen M.D., who served as the Company’s chief executive officer until June 30, 2003. The Indemnity Agreement obligates the Company to hold harmless and indemnify Dr. Harkonen against expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts Dr. Harkonen becomes legally obligated to pay because of any claim or claims made against him in connection with any threatened, pending or completed action, suit or proceeding , whether civil, criminal, arbitrational, administrative or investigative, to which Dr. Harkonen is a party by reason of the fact that he was a director, officer, employee or other agent of the Company. The Indemnity Agreement establishes exceptions to the Company’s indemnification obligation, including but not limited to claims “on account of [Dr. Harkonen’s] conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct,” claims “on account of [Dr. Harkonen’s] conduct that is established by a final judgment as constituting a breach of [Dr. Harkonen’s] duty of loyalty to the Corporation or resulting in any personal profit or advantage to which [Dr. Harkonen] was not legally entitled,” and claims “for which payment is actually made to [Dr. Harkonen] under a valid and collectible insurance policy.” The Indemnity Agreement, however, obligates the Company to advance all expenses, including attorneys’ fees, incurred by Dr. Harkonen in connection with such proceedings, subject to an undertaking by Dr. Harkonen to repay said amounts if it shall be determined ultimately that he is not entitled to be indemnified by the Company.

Dr. Harkonen has been named as a defendant in the Jarrett, Rybkoski, Zurich and GEHA Actions described above. Dr. Harkonen also was a target of the investigation by the U.S. Department of Justice regarding the promotion and marketing of Actimmune. On March 18, 2008, a federal grand jury indicted Dr. Harkonen on two felony counts related to alleged improper promotion and marketing of Actimmune during the time Dr. Harkonen was employed by the Company. Trial in the criminal case (the “Criminal Action”) is set for June 2009.

Prior to December 2008, insurers that issued directors & officers (“D&O”) liability insurance to the Company had advanced all of Dr. Harkonen’s expenses, including attorneys’ fees, incurred in the Jarrett, Rybkoski, Zurich, GEHA and Criminal Actions. Those insurers included National Union Fire Insurance Company of Pittsburgh, PA (“AIG”), Underwriters at Lloyd’s, London (“Lloyd’s”), and Continental Casualty Company (“CNA”). On November 19, 2008, however, the insurer that issued a $5 million D&O insurance policy providing coverage excess of the monetary limits of coverage provided by AIG, Lloyd’s and CNA, Arch Specialty Insurance Company (“Arch”), advised the Company that the limits of the underlying coverage were expected to be depleted by approximately December 15, 2008; that Arch “disclaims coverage” based on misstatements and misrepresentations allegedly made by Dr. Harkonen in documents provided in the application for the Arch policy and the underlying Lloyd’s policy; and, based on that disclaimer, Arch would not be advancing any of Dr. Harkonen’s expenses, including attorneys’ fees, incurred in Jarrett, Rybkoski, Zurich, GEHA and Criminal Actions.

As a result of Arch’s disclaimer of coverage and refusal to advance expenses, including attorneys’ fees, the Company has as of approximately December 15, 2008, become obligated to advance such expenses incurred by Dr. Harkonen in the Jarrett, Rybkoski, Zurich, GEHA and Criminal Actions.

On January 13, 2009, the Company submitted to the American Arbitration Association (“AAA”) a Demand for Arbitration, InterMune, Inc. v. Arch Specialty Insurance Co., No. 74 194 01128 08 JEMO. Dr. Harkonen also is a party to the Arbitration. The Demand for Arbitration seeks an award compelling Arch to advance Dr. Harkonen’s legal fees and costs incurred in the Jarrett, Rybkoski, Zurich, GEHA and Criminal Actions, and to advance other former officers’ legal fees and costs incurred in relation to the Department of Justice investigation. The AAA appointed a panel of three arbitrators on February 26, 2009. The parties to the Arbitration have until March 13, 2009, to move to disqualify any of the arbitrators. The Company expects that an initial hearing in the Arbitration will be scheduled shortly after the membership of the Arbitration panel is finalized.

16. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

We have determined that, in accordance with SFAS No. 131, we operate in one segment, because operating results are reported only on an aggregate basis to our chief operating decision makers. We currently market Actimmune in the United States for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis.

Our net revenue for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
Actimmune	$29,880	$53,420	$90,317
Collaboration revenue	18,272	13,272	467

Totals	$48,152	$66,692	$90,784

Our net revenue by region for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
United States	$29,791	$53,321	$90,185
Rest of world	18,361	13,371	599

Totals	$48,152	$66,692	$90,784

Our revenue and trade receivables are concentrated with a few customers. We perform credit evaluations on our customers’ financial condition and limit the amount of credit extended. However, we generally do not require collateral on accounts receivable. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Two customers represented 38% and 32%, respectively, of total accounts receivable at December 31, 2008, and four customers represented 43%, 25%, 11% and 10%, respectively, of total accounts receivable at December 31, 2007. No other customer represented more than 10% of accounts receivable at December 31, 2008 or December 31, 2007.

Revenue from customers representing 10% or more of total product revenue during the years ended December 31, 2008, 2007 and 2006 were as follows:

Customer	2008	2007	2006
CuraScript, Inc (formerly Priority Healthcare)	39%	48%	57%
Caremark	17%	23%	22%
Nova Factor	29%	7%	4%
Merck Medco	1%	12%	11%

17. RELATED PARTY TRANSACTIONS

On October 29, 2004 we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and we have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our board of directors the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune. In connection with this transaction, we have also amended our stockholder Rights Plan to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. Jonathan S. Leff, a member of our board of directors, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P. As of December 31, 2008, Warburg Pincus held approximately 19% of our outstanding common stock.

18. EMPLOYEE SAVINGS PLAN

On May 1, 1999, we adopted a 401(k) defined contribution plan that covers all full time employees, as defined, who fulfill certain length-of-service requirements. Employees may contribute up to the maximum limit imposed by federal tax law. Beginning in 2005, we began matching employee contributions at a rate of 50% of the first $6,000 per employee contributed each year. In 2007, we increased our matching contribution rate to 50% of the first $8,000 per employee contributed each year and in 2008 increased the contribution rate to 50% of the first $10,000 per employee. Our total matching contributions were $0.5 million, $0.6 million and $0.5 million in 2008, 2007 and 2006, respectively.

19. GUARANTEES AND INDEMNIFICATIONS

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee.

As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at our request in such capacity. We terminate the indemnification agreements with our officers and directors upon the termination of their employment, but the termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, our director and officer insurance policy limits our exposure and may enable us to recover a portion of any future amounts paid. Accordingly, we believe the fair value of these indemnification agreements is minimal. Therefore, we have not recorded any liabilities for these agreements as of December 31, 2008.

20. SUBSEQUENT EVENT

On February 19, 2009, we completed a public offering of approximately 4.0 million shares of registered common stock, at a price of $16.35 per share. We received net proceeds of approximately $63.5 million after deducting underwriting fees of $2.0 million and other related expenses of $0.3 million. As a result of this transaction, we have made an accelerated payment to the U.S. Department of Justice of approximately $4.4 million in March 2009. See Note 15.

INTERMUNE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share amounts)
2008
Revenue, net
Actimmune	$8,496	$7,296	$7,505	$6,583	$29,880
Collaboration revenue	818	818	15,818	818	18,272

Total revenue, net	$9,314	$8,114	$23,323	$7,401	$48,152

Cost of goods sold	$3,186	$2,398	$1,692	$1,713	$8,989
Loss from operations	(28,520)	(26,864)	(11,913)	(28,381)	(95,678)
Loss from continuing operations	(29,193)	(29,555)	(13,979)	(33,872)	(106,599)
Income (loss) from discontinued operations	78	(4)	(3)	32	103
Net loss	(29,115)	(29,559)	(13,982)	(33,840)	(106,496)
Basic and diluted loss per share:
Continuing operations	$(0.75)	$(0.76)	$(0.36)	$(0.86)	$(2.73)
Discontinued operations	— *	— *	— *	— *	— *

Net loss per share	$(0.75)	$(0.76)	$(0.36)	$(0.86)	$(2.73)

2007
Revenue, net
Actimmune	$19,525	$14,533	$10,553	$8,809	$53,420
Collaboration revenue	818	10,818	818	818	13,272

Total revenue, net	$20,343	$25,351	$11,371	$9,627	$66,692

Cost of goods sold	$5,284	$3,276	$3,491	$2,058	$14,109
Restructuring charges	1,333	8,596	317	—	10,246
Loss from operations	(25,209)	(21,567)	(29,755)	(30,373)	(106,904)
Loss from continuing operations	(23,178)	(22,405)	(30,806)	(28,684)	(105,073)
Income (loss) from discontinued operations	(144)	16	5,043	79	4,994
Net loss	(23,322)	(22,389)	(25,763)	(28,605)	(100,079)
Basic and diluted loss per share:
Continuing operations	$(0.68)	$(0.66)	$(0.89)	$(0.74)	$(2.97)
Discontinued operations	— *	— *	0.15	— *	0.15

Net loss per share	$(0.68)	$(0.66)	$(0.74)	$(0.74)	$(2.82)

*	Less than $0.01 per share